LIMITED LIABILITY COMPANY MEMBERSHIP
PURCHASE AGREEMENT

By:
DIAGNOSTIC USA, INC.
(Purchaser)

And

BANYAN CORPORATION
(Parent)

And

NATIONWIDE DIAGNOSTIC SOLUTIONS, INC.
(Seller)

And

DIAGNOSTIC SOLUTIONS OF AMERICA, INC., LLC
(Company)

January 7th, 2005

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TABLE OF CONTENTS (continued)

ii

               THIS LIMITED LIABILITY COMPANY MEMBERSHIP PURCHASE AGREEMENT (“Agreement”) is made the 7th day of January, 2005, by and among Diagnostic USA, Inc., a Colorado corporation (the “Purchaser”), Banyan Corporation, an Oregon corporation (the “Parent”), Nationwide Diagnostic Solutions, Inc., an Arizona corporation (the “Seller”), and Diagnostic Solutions of America, Inc., LLC, an Arizona limited liability company (the “Company”).

PREAMBLE

               WHEREAS, the Seller is the sole member of the Company; and

               WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller a portion of the membership interest in the Company on the terms and conditions contained herein.

               NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and agreements herein contained, the parties do hereby mutually covenant and agree as follows:

ARTICLE 1
BASIC TRANSACTION

1.1           Purchase and Sale. Subject to and in accordance with the terms and conditions hereof, the Seller covenants and agrees to sell to the Purchaser and the Purchaser covenants and agrees to purchase from the Seller (1) 20% of the membership interests in the Company outstanding as of the date of this Agreement (the “Membership Interest”) and (2) an option to purchase an additional 20% of the membership interests in the Company outstanding as of the date of this Agreement (the “Option”) for the Purchase Price payable on the Closing Date.

1.2           Purchase Price. The Purchase Price is $1.5 million, payable by delivery of the following:

               (a)           A full recourse promissory note issued by Purchaser in the principal amount of $1,500,000, in form attached hereto as Exhibit A (the “Note”).

1.3           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Quarles & Brady Streich Lang LLP, Two North Central, Phoenix, AZ 85004, or such other premises as is mutually agreeable to the parties hereto, on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions hereby (the “Closing Date”). In addition to any other Closing Conditions set forth in Article 4 of this Agreement, the following agreements shall be executed and delivered at Closing:

               (a)           An agreement governing the terms and conditions of the grant of the Option from Seller to Purchaser in the form attached hereto as Exhibit B (the “Option Agreement”);

               (b)           An agreement providing Seller with a security interest in the Membership Interest as collateral for the Note in the form attached hereto as Exhibit C (the “Security Agreement”);

               (c)           A guaranty by Parent of the Note in the form attached hereto as Exhibit D (the “Guaranty”);

               (d)           An amended and restated operating agreement of the Company in the form attached hereto as Exhibit E (the “Amended and Restated Operating Agreement”).

1.4           Allocation of the Purchase Price. Seller has the right to allocate the Purchase Price among the assets of the Company in a manner as mutually agreeable to the Purchaser and the Parent.

1.5           Terms. The terms upon which the Membership Interest is offered is not related to the expected volume or value of referrals of diagnostic services that could be generated pursuant to this Agreement. The foregoing notwithstanding, this Agreement in no way is intended to require or encourage the referral of diagnostic services among or between the Seller or the Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1           Representations and Warranties of Seller. The Seller acknowledges and confirms that the Purchaser is relying upon the representations and warranties of the Seller in connection with the purchase by the Purchaser of the Membership Interest and Option. The Seller represents and warrants to the Purchaser as of the date of this Agreement as follows:

               (a)           The Company is a limited liability company validly existing and qualified to carry on its business as previously conducted under the laws of the State of Arizona. On or before the date hereof, the Seller transferred substantially all of its assets to the Company (other than the membership interests of the Company) and the Company assumed all of the liabilities of Seller.

               (b)           The Company’s Articles of Organization and its Operating Agreement and the financial statements of the Company and its predecessor for the past three years have been made available for inspection by the Purchaser and all such documents made available for inspection by the Purchaser were complete, accurate, and up-to-date in all material respects.

               (c)           The Seller is the sole owner of all of the outstanding membership interests of the Company.

               (d)           The Membership Interest is now and will be as at the Closing Date free and clear of all liens, charges, encumbrances and security interests whatsoever.

               (e)           No person, firm or corporation now has or at the Closing Date will have any agreement or option for the purchase from the Seller of the Interest.

               (f)           There are no debts owing to the Company by the Seller or by persons or companies not dealing at arm’s length with the Company.

               (g)           Except as listed on Disclosure Schedule 2.1(g), the Company is not as of the date of this Agreement, nor will it be at the Closing Date, a party to any guarantee or other like commitment.

               (h)           The Company has not authorized nor will it authorize prior to the Closing Date any payment to managers, officers or employees of the Company except in the ordinary course of business and at regular rates of salary or other remuneration for same.

               (i)           To the knowledge of the officers and managers of the Company and except as set forth on Disclosure Schedule 2.1(i), there are not now and at the Closing Date there will be no actions, suits or proceedings pending, threatened against or materially affecting the Company before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would materially adversely affect the financial position of the Company.

               (j)           The Company does not control, directly or indirectly any other limited liability company, corporation, association or other business organization.

               (k)           The Company is not now nor will it be at the Closing Date in default or breach of any material contracts, agreements, trust deeds, indentures or other instruments to which the Company is a party, and all such material contracts, agreements, trust deeds, indentures or other instruments are now and will be at the Closing Date in full force and effect.

               (l)           The Company has not now nor will it have at the Closing Date made, authorized or entered into any commitment for any capital or other expenditure in excess of $10,000 in value, other than in the ordinary course of business.

               (m)           Except for the Employment Agreements to be entered into by and between Constance Rebarcak, Jeff Rebarcak and Dr. Stephen Mertz and the Company prior to the Closing Date in accordance with terms set forth on Exhibit G hereto, or as otherwise disclosed on Disclosure Schedule 2.1(m), the Company is not now nor will it be at the Closing Date a party to any written employment or service agreement or any pension agreement or union agreement.

               (n)           The Company has not now nor will it at the Closing Date have any outstanding liability for payment of wages, vacation pay, salaries, bonuses, pensions, or for contribution under any employee benefit plans, or other compensation, current or deferred under any labour or employment contract, whether oral or written, save and except for normal accruals for wages, vacation pay, salary or other similar expenses and normal day to day operating expenses.

               (o)           During the last three years, there has been no material adverse change in the financial condition of the Company or its sole member, except for changes in the ordinary course of business, which are expected to materially adversely affect the organization, assets or properties of the Company on an ongoing basis.

               (p)           The Agreement herein constitutes a valid and binding obligation of the Seller and all transactions contemplated herein will not result in any violation of any of the terms and conditions of the Articles of Organization of the Company or of any indenture or other material agreement to which the Company or the Seller is a party or by which the Company is bound and does not constitute a default thereunder.

               (q)           The Company is in compliance in all material respects with all applicable laws and regulations relating to the conduct of its business and has all permits, licenses, certificates and authorizations necessary to carry on its business as presently conducted, except those permits, licenses, certificates and authorizations the absence of which would not have a material adverse effect on the Company.

               (r)           The financial statements for the Company and its member as of and for the ____ years ending _______ have been prepared in accordance with generally accepted accounting principles and fairly present the financial position of the Company and its member as of and for the periods presented.

               (s)           No distributions to members of the Company have been paid or authorized or will be declared, paid or authorized after the date hereof and up to the Closing Date.

               (t)           Except as noted on Disclosure Schedule 2.1(t), the Company is not now a party to nor will it be at the Closing Date a party to any material contracts which cannot be cancelled in fewer than 90 days other than contracts in the ordinary course of business. To the knowledge of the Seller, the other parties to such material contracts are not in default under said contracts.

               (u)           In making the representations in this Section 2.1, the Seller has not knowingly made untrue statements or knowingly omitted any material fact.

The representations and warranties contained in this Section 2.1 shall survive the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

3.1           Representations and Warranties of Purchaser and Parent. Each of the Purchaser and Parent acknowledges and confirms that the Seller is relying upon its representations and warranties in connection with the sale by the Seller of the Membership Interest and Option. The Purchaser and Parent each represents and warrants to the Seller as of the date of this Agreement as follows:

               (a)           Organization of Purchaser. Purchaser and Parent are corporations, validly existing and in good standing under the laws of the jurisdiction of their respective organizations.

               (b)           Authorization of Transaction. Each of Purchaser and Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, to the extent required by law or under the governing documents of Parent and Purchaser, the boards of directors of Parent and Purchaser have duly authorized the execution, delivery and performance of this Agreement by Purchaser and Parent and no further action is required to be taken by the shareholders of Parent or Purchaser to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Parent and Purchaser, enforceable in accordance with its terms.

               (c)           Capitalization.

                              (i)           The authorized capital stock of Parent, together with Options, consists of those amounts as noted in all of the Parent’s filings with the SEC and with its Transfer Agent,

Transfer On Line. At the request of the Seller, the Parent will provide a summary of outstanding shares and options of the Parent.

               (d)           Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser or Parent is subject or any provision of their respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser or Parent is a party or by which either of them is bound or to which the assets of either of them are subject. Neither Purchaser nor Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

               (e)           Securities Filings.

                              (i)           Parent has filed all reports and schedules required to be filed with the Securities and Exchange Commission during the 12 months immediately preceding the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder (collectively the “SEC Reports”). As of their respective dates, none of the SEC Reports (including all schedules thereto and documents incorporated by reference therein), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Reports and each registration statement filed under the Securities Act (“Registration Statements”) at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Exchange Act or the Securities Act, as applicable.

                              (ii)          The consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (i) complied with applicable accounting requirements and the published regulations with respect thereto, (ii) were prepared in accordance with GAAP (except in the case of interim balance sheets, as permitted by Regulation S-X promulgated by the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present the consolidated financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

                              (iii)         The proxy statement filed in preliminary form in respect of the annual meeting of shareholders to beheld in January, 2005 complies, or as amended prior to the mailing thereof will comply, in all material respects with the requirements of the Exchange Act and the regulations thereunder, and does not, and will not at any time prior to such shareholders meeting, contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which there are made not misleading.

               (f)           Absence of Certain Changes or Events.

                              (i)           Except to the extent disclosed in the SEC Reports, since December 31, 2003, there has not occurred a material adverse change in respect of Parent.

                              (ii)          Neither Parent nor Purchaser is in default under any material agreement to which it is a party or to which its assets are subject, and no event has occurred or circumstances exists which, with the giving of notice or the passage of time or both, would constitute such a default.

               (g)           Absence of Litigation. Except as set forth in the SEC Reports, there is no litigation pending, or to the knowledge of Parent’s Chief Executive Officer, after reasonable investigation, threatened against Parent that could result in a material adverse change with respect to Parent. Parent is not subject to any outstanding claim or order other than as set forth in the SEC Reports, which, individually or in the aggregate could result in a material adverse change in respect of Parent. Parent has made available to Seller all written correspondence from the Securities and Exchange Commission received during the twelve months immediately preceding the date of this Agreement and all written correspondence from Nasdaq or any exchange or trading system on which Parent common stock is listed, traded or quoted closing conditions.

               (h)           Investment Representation; Accredited Investor. Purchaser is acquiring the Membership Interest for its own account for purposes of investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person or entity. Purchaser acknowledges that the sale of the Membership Interest has not been registered under applicable laws (including the Securities Act, any state, local or foreign securities laws) and that such shares may not be transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all applicable law. Purchaser acknowledges that the Membership Interest, if certificated, will bear a restrictive legend and that such certificated interest may only be transferred following the removal of such legend by Purchaser. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser had the opportunity to discuss Seller’s business, management and financial affairs with Seller and its management team. Purchaser has such knowledge and experience in financial and business matters, or has been adequately advised by financial representatives, that Purchaser is capable of evaluating the merits and risks of the Membership Interest.

ARTICLE 4
CLOSING CONDITIONS

4.1           Conditions Precedent of Purchaser’s and Parent’s Obligation to Close. The obligation of the Purchaser to consummate the transaction contemplated by this Agreement is subject to the following conditions precedent:

               (a)           the representations and warranties of the Seller, set forth in Section 2.1 shall be true, complete and correct as at the Closing Date;

               (b)           the Seller shall have made available to the Purchaser all books, accounts, records and other financial and accounting information relating to the Company in order to enable the Purchaser to audit the same. These Statements shall be acceptable to Seller in its sole discretion;

               (c)           the Seller shall have made available to counsel for the Purchaser all charter documents, other organizational records and all documents of title and related records of the Company in order to enable such counsel to make an examination of same;

               (d)           all necessary legal and contractual steps and proceedings to be taken by the Seller shall have been taken to permit the sale of the Membership Interest;

               (e)           the Seller shall have furnished the Purchaser with evidence that the Company holds all valid licenses and permits as may be requisite for the carrying on of the business of the Company in the manner in which it is now carried on and that the Company owns or uses by valid license such trademarks, trade names, formulae, processes, patents or other intellectual property rights as are now used by the Company in the carrying on of its business;

               (f)           Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in this Section 4.1 has been satisfied in all respects;

               (g)           each of the following documents shall be duly executed and delivered by Seller to Purchaser:

                              (i)           the Option Agreement;

                              (ii)          the Amended and Restated Operating Agreement;

                              (iii)         the Company’s membership certificate for the Membership Interest, or, if not certificated, the Operating Agreement showing the transfer of the Membership Interest to the Purchaser.

4.2           Conditions Precedent of Seller’s Obligation to Close. The obligation of the Seller to consummate the transaction contemplated by this Agreement is subject to the following conditions precedent:

               (a)           the representations and warranties set forth in Section 3.1 shall be true and correct in all respects as of the Closing as if given on that date;

               (b)           there shall not have occurred a material adverse change with respect to the Parent since September 30, 2004;

               (c)           Purchaser and Parent shall have performed and complied with all covenants through the Closing Date;

               (d)           no action, suit or proceeding shall be pending or threatened before any court or administrative agency that (i) would prevent the consummation of any of the transactions contemplated by this Agreement, (ii) questions the issuance by Parent of the Delivered Parent Shares, or (iii) cause any of such transactions to be reversed or disregarded following consummation;

               (e)           Purchaser shall have delivered to Seller a certificate to the effect that each of the conditions specified in this Section 4.2 have been satisfied in all respects;

               (f)           each of the following agreements shall have been executed and delivered by Purchaser or Parent, as the case may be, to Seller:

                              (i)           the Note;

                              (ii)          the Option Agreement;

                              (iii)         the Security Agreement;

                              (iv)          the Amended and Restated Operating Agreement, and

                              (v)           the Guaranty;

               (g)           Seller shall have received an opinion of counsel from Parent and Purchaser in the Form attached hereto as Exhibit F.

               (h)           Parent’s auditor shall have completed its review of all financial statements of the Parent through September 30th, 2004. All such financial statements are available to the Seller and are filed with the Securities and Exchange Commission. The Parent hereby represents and warrants that there have been no material adverse changes to the Parent since September 30th, 2004.

ARTICLE 5
TERMINATION

5.1           Termination of Agreement. The parties may terminate this Agreement as provided below any time prior to Closing:

               (a)           Purchaser and Seller may terminate this Agreement by mutual written agreement;

               (b)           Purchaser may terminate this Agreement if Seller has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty (30) days following notice thereof by Purchaser;

               (c)           Seller may terminate this Agreement if Purchaser has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty (30) days following notice thereof given by Purchaser; and

               (d)           by Purchaser or Seller if the Closing has not occurred on or before February 28th, 2005; provided, however, that a party shall have no right to terminate if the terminating party’s failure to perform an obligation under this Agreement is the reason for the non-closing.

               (e)           by Purchaser, in the event it has not waived the Purchaser’s Conditions Precedent as conained in Article 4.1 above.

ARTICLE 6
INDEMNITY

6.1           Indemnity by Seller. To induce Purchaser and Seller to enter into this Agreement and to consummate the transactions contemplated thereby, Seller agrees that, subject to the limitations set forth in Section 6.3, from and after the Closing Date, Seller shall indemnify and hold Purchaser harmless from and against, and agree to promptly defend Purchaser from and reimburse Purchaser for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) (“Losses”) which Purchaser may at any time, subject to the terms of Section 6.3 hereof, suffer or incur, or become subject to, as a result of or in connection with:

               (a)           Any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement; and

               (b)           Any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 6).

6.2           Indemnity by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold Seller harmless from and against, and agrees to promptly defend Seller from and reimburse it for, any and all Losses Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (a)           Any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement; and

               (b)           Any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 6).

6.3           Provisions Regarding Indemnities.

               (a)           Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections 6.1 and 6.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification.

               (b)           Termination of Rights to Indemnity. The right of the Purchasers to receive indemnity as provided in Section 6.1 shall expire on the date that is 12 months after the Closing Date, except as to any claim for indemnity that has been described in a notice delivered to the other party pursuant to Section 6.4 of this Agreement prior to such time. The right of the Seller to receive Indemnity as provided in Section 6.2 shall expire on the date of the last payment made in full satisfaction of the Note.

               (c)           Rights on Termination. The termination under Section 6.3(b) of the rights of an indemnified party to receive indemnity shall not affect that person’s right to prosecute to conclusion any claim made by that person in accordance with this Agreement prior to the time that the relevant right of indemnity terminates.

               (d)           Limitations on Liability of Seller. The liability of Seller under Section 6.1 of this Agreement shall be without deduction or limitation, except that such liability shall be only to a maximum amount of $1.5 million and may be payable in the form of the Promissory Note. Seller may, at Seller’s discretion, offset any amount that Seller may owe to Purchaser, if any, as indemnity pursuant to this Article 6, against amounts owed by Purchaser to Seller under the Note.

6.4           Indemnification Procedure.

               (a)           Notice. If an indemnified party shall claim to have suffered a Loss for which indemnification is available under Section 6.1 or 6.2, as the case may be, the indemnified party shall notify the indemnifying party in writing of such claim, which notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made. In the event that within 45 days after the receipt by the indemnifying party of such a written notice from the indemnified party, the indemnified party shall not have received from the indemnifying party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the indemnifying party following receipt by the indemnifying party (and, in the case of a claim by Purchaser, the escrow agent) of a written notice from the indemnified party to such effect.

               (b)           Resolution. If within the 45 day period described in paragraph (a) above the indemnified party shall have received from the indemnifying party a notice setting forth the indemnifying party’s objections to such claim and the indemnifying party’s reasons for such objection, then the parties shall follow the procedures set forth in Section 6.5 below with respect to the resolution of such matter.

               (c)           Third-Party Claims.

                              (i)           Any indemnified party seeking indemnification pursuant to this Article 6 in respect of any third-party claim shall give the indemnifying party from whom indemnification with respect to such claim is sought (A) prompt (but in any event no later than 45 days after such indemnified party has received notice of such third party claim) written notice of such third-party claim and (B) copies of all documents and information provided by the third party to the indemnified party in connection with such claim. The failure of the indemnified party to so notify or provide copies to the indemnifying party shall not relieve the indemnifying party from any liability to the indemnified party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such third-party claim.

                              (ii)          The indemnifying party shall have the right to participate in the defense of such claim and at its option to assume the defense thereof using counsel reasonably acceptable to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnified party may continue to participate in the defense of such claim, but, except as set forth in subsection (iii) below, the indemnifying party shall not be liable to the indemnified party under this Article 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If, following its assumption of the defense of a claim pursuant to this Section 6.4(c), the indemnifying party believes that the claim is not indemnifiable pursuant to Section 6.1 or Section 6.2, the indemnifying party shall promptly tender back to the indemnified party the defense of such claim. If the indemnifying party fails to assume or, if assumed, tenders back the defense of a claim pursuant to this Section 6.4(c) and thereafter concludes that it wishes to defend the claim, it shall be entitled to do so upon notice to the indemnified party of its decision; provided, however, that any such subsequent assumption of defense pursuant to this sentence shall constitute an admission by the indemnifying party that the claim is indemnifiable pursuant to Section 6.1 or Section 6.2.

                              (iii)         Notwithstanding the foregoing, if: (A) the employment thereof is authorized by the indemnifying party in writing; (B) the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the indemnified party to employ such counsel; or (C) the indemnifying party has failed to assume defense of such claim within 45 days after it receives written notice of such claim or to employ counsel reasonably satisfactory to the indemnified party; the indemnified party may notify the indemnifying party in writing that it elects to employ separate counsel (which counsel shall be reasonably acceptable to the indemnifying party) at the expense of the indemnifying party and the indemnifying party shall not have the right to assume the defense of such claim, except as provided for by the last sentence of Section 6.4(c)(ii) . The indemnifying party shall not, in connection with one claim or substantially similar claims in the same jurisdiction arising out of the same or substantially similar facts, be liable for the reasonable fees and expenses of more than one firm of attorneys, which firm shall be designated in writing by the indemnified party. Nothing contained in this Section 6.4(c) shall in any way restrict the indemnified party’s ability to defend a claim and, if such claim is otherwise indemnifiable pursuant to the provisions of this Article 6, to recover all costs associated with such defense while the indemnifying party is considering whether to assume the defense of a claim tendered to it.

                              (iv)           Each indemnifying party and indemnified party shall use commercially reasonable efforts to cooperate with the other in the defense of such claim. The indemnifying party shall not be liable for the settlement of any claim affected without its written consent, which consent shall not be unreasonably withheld. No such claim shall be settled by the indemnifying party without the prior written consent of the indemnified party. If a firm, written, bona fide offer is made by the third party to settle or resolve any third party claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (A) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for all further defense of, such claim; (B) the maximum liability of the indemnifying party relating to such claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party is greater than the amount of the proposed settlement; and (C) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after the rejection of such settlement, but if the amount thereafter recovered by the third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall also be entitled to reimbursement for such fees and costs up to a maximum equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

6.5           Dispute Resolution Process. If a dispute concerning the interpretation of this Agreement or an alleged breach of this Agreement arises, the parties shall follow the procedures specified below to resolve the dispute.

               (a)           Negotiations. The parties shall promptly attempt to resolve any dispute by negotiations between Purchaser and Seller, as appropriate.

               (b)           Submission to Adjudication. If a dispute is not resolved by negotiation pursuant to Section 6.5(a) of this Agreement within 30 calendar days after initiation of the negotiation process pursuant to Section 6.5(a) of this Agreement, such dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state court in Maricopa County, Arizona or any federal court in the District of Arizona.

               (c)           General Provisions Regarding Dispute Resolution.

                              (i)           Provisional Remedies. At any time during the procedures specified in Sections 6.5(a) of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 6.5.

                              (ii)          Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 6.5 are pending. The parties will take such action, if any, as is required to effectuate such tolling.

                              (iii)         Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

                              (iv)          Except in the case of fraud, or where a party may be entitled to injunctive relief or other equitable remedies, after the Closing, the indemnification provided in this Article 6 will constitute the exclusive remedy of the parties and each of their respective directors, officers, employees, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the nonfulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder.

ARTICLE 7
POST-CLOSING COVENANTS AND MISCELLANEOUS

7.1           Distributions. Purchaser agrees that so long as any amount is due and payable under the Promissory Note, 50% of any distributions of the Company distributable to Purchaser will be paid to Seller in satisfaction of Purchaser’s obligations under the Promissory Note.

7.2           Further Assurances. The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

7.3           Entire Agreement. This Agreement constitutes the entire agreements between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein.

7.4           Amendments. This Agreement may be altered or amended in any of its provisions when any such changes are reduced to writing and signed by the parties hereto.

7.5           No Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other part or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

7.6           Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Nationwide Diagnostic Solutions, Inc.
[Address]
Attn: Jeffrey and Constance Rebarcak
Telephone: (___) ____- _____
Fax: (___) ____- _____

Copy to:	Quarles & Brady Streich Lang LLP
One Renaissance Square
Two North Central Avenue
Phoenix, AZ 85004
Attn: Roger Morris
Telephone: 602-229-5269
Fax: 602-420-5001

If to Purchaser:	Diagnostic USA, Inc.
#207, 5005 Elbow Drive S.W.
Attn: Michael Gelmon
Telephone: (403) 287- 8803
Fax: (403) 287-8804

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

7.7           Time of Essence. Time shall be of the essence of this Agreement and of every part hereof.

7.8           Headings. The headings in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provisions hereof.

7.9           Singular, Plural and Gender. Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same shall be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the fact or context so requires and the provisions hereof and all covenants herein shall be construed to be joint and several when applicable to more than one party.

7.10          Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. However, this Agreement is not assignable without the written consent of all parties.

7.11          Counterpart Execution. This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear date as of the date of this Agreement. This Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other parties.

7.12          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

               IN WITNESS WHEREOF the corporate parties have hereunto affixed their corporate seals duly attested to by the hands of their properly authorized officers in that behalf and the individual parties have executed this Agreement all on the day and year first above written.

DIAGNOSTIC USA, INC.

By:
Its:

BANYAN CORPORATION

By:
Its:

NATIONWIDE DIAGNOSTICS SOLUTIONS, INC.

By:
Its:

DIAGNOSTIC SOLUTIONS OF AMERICA, INC.

By:
Its:

EXHIBIT A

PROMISSORY NOTE

$1,500,000	Phoenix, Arizona

               FOR VALUE RECEIVED, the undersigned, Diagnostic USA, Inc., a Colorado corporation (the “Maker”), promises to pay to Nationwide Diagnostic Solutions, Inc., an Arizona corporation (together with its permitted successors and assigns, (the “Payee”), in the manner and at the place hereinafter provided, the principal amount of $1,500,000. Such sum will be payable in accordance with Section 1 of this Promissory Note (this “Note”).

               The Maker also promises to pay interest on the unpaid principal amount of this Note from the date as first above written and from such other dates as set forth in this Note until paid in full at the interest rate of 6.0% per year, except as otherwise provided in this Note. Interest on this Note will accrue and will be paid pursuant to the payment provisions as herein contained.

               This Note is issued pursuant to and subject to the terms and conditions of that certain Limited Liability Company Membership Purchase Agreement dated as of January 7th, 2005 to which Maker and Payee are parties (the “Agreement”). Terms not otherwise defined in this Note shall have the same meaning as in the Agreement.

ARTICLE 1
TERMS OF REPAYMENT

               1.1         Payment. Installments of principal and interest payments in this Note shall be paid pursuant to the dividending provisions contained in Article 7.1 of the Agreement. For clarity sake, the maker shall pay to the Holder of this Note 50% of all dividends received from NEWCO. The parties to the Agreement have also, concurrently therewith and herewith, entered into an Amended and Restated Operating Agreement (the “Operating Agreement”) for NEWCO in which the parties agree to distribute, as dividends, a minimum of 75% of the net profit of NEWCO, on a monthly basis, unless otherwise agreed. The first Payment Date will be at such time as the first dividends are received from NEWCO. Any payment under this Note will first be credited against costs, fees and expenses provided for hereunder, second to the payment of accrued and unpaid interest, and the remainder will be credited against principal. All amounts due hereunder shall be payable in legal tender of the United States of America, by check delivered to the Payee on or before each of the Payment Dates; provided that any payment postmarked at least three business days prior to its due date shall be deemed to be timely made. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof will be extended to the next succeeding business day, and interest will be payable thereon during such extension.

               1.2         Term. The term of this note shall be for a period of ten (10) years from the date first above written. Any principal and interest remaining outstanding at the end of the Term shall be paid in a balloon payment on or before the last day of the Term.

               1.3          Prepayments. The Maker may prepay this Note in whole or in part at any time without penalty with interest to the date of payment. If this Note is prepaid, there is to be no discount from the obligation to pay the full principal balance due at the time of prepayment unless mutually agreed to by all parties hereto.

               1.4         Maximum Rate of Interest. In no event will the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law. If any holder of this Note collects monies which are deemed to constitute interest which would increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of any applicable jurisdiction, all such sums deemed to constitute interest in excess of such maximum rate shall be credited to the payment of the principal amount due hereunder or, to the extent such sums exceed the principal balance then outstanding, returned to the Maker.

               1.5         Offset. Offset may not be made against this Note for the breach of any provision of the Agreement or any other document, or for any damages that may be incurred by Maker or any other party.

ARTICLE 2
DEFAULT

               2.1          Events of Default. Any of the following events will constitute an “Event of Default” under this Note:

                              2.1.1          failure by the Maker to pay the principal or interest of this Note when due and payable, which failure shall continue for five days after Payee provides notice to Maker of such failure in the manner provided in Section 3.2;

                              2.1.2          the entry of an order for relief under the Federal Bankruptcy Code as to the Maker or entry of any order appointing a receiver or trustee for the Maker, or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within 60 days after entry thereof; or the filing of a petition by Maker seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor’s act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts of Maker as they mature;

                              2.1.3          the insolvency of Maker; or

                              2.1.4          any breach by Maker of any representation, warranty, covenant or provision of the Agreement dated January 7th, 2005, to which Maker and Payee are parties, and the Pledge, Security Agreement and Collateral Assignment dated January 7th, to which Maker and Payee are parties.

               2.2          Acceleration. Upon any Event of Default (in addition to any other rights or remedies provided for under this Note), all sums evidenced hereby may become immediately due and payable at the option of the Payee, after written notice by Payee to Maker. Default interest shall thereupon accrue at the rate of 8% per annum, compounded daily.

ARTICLE 3
MISCELLANEOUS

               3.1          Amendments. No amendment or waiver of any provision of this Note, nor consent to any departure by the Maker or Payee from this Note, will in any event be effective unless the same will be in writing and signed by the Payee and Maker, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

               3.2          Notices. All notices or other communications required or permitted to be given under this Note shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed, or one business day after posting with an overnight courier, or when confirmation is received if sent by fax or five business days after deposit in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

To Payee:	Nationwide Diagnostic Solutions, Inc.
[Address]
Attn: _____________________________________
Fax No.: ___________________________________

with a copy to:	Quarles & Brady Streich Lang LLP
Two North Central Avenue
Phoenix, Arizona 85004
Attn: Roger N. Morris
Fax No.: 602-420-5065

To Maker:	Diagnostic USA, Inc.
c/o # 207, 5005 Elbow Drive S.W.
Calgary, AB T2S 2T6
Attn: Michael Gelmon
Fax No.: (403) 287-8804)

With a copy to:	Noel Guardi
Fax No.: (303) 969-8887

No Waiver; Remedies. No failure on the part of Payee to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Any agreement by Payee to any extension or waiver of any provision of this Note will be valid only if set forth in an instrument in writing signed on behalf of Maker and Payee. A waiver by a Payee of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by Payee of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. All rights, powers and remedies of Payee in connection with this Note are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity.

               3.3          Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Maker waives any provision of law which renders any such provision prohibited or unenforceable in any respect.

               3.4          Binding Effect; Transfer. This Note will be binding upon and inure to the benefit of the Maker and its respective successors and assigns. The Maker may not assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of Payee. Any attempted assignment by the Maker in contravention of this paragraph will be null and void and of no force or effect.

               3.5          Time of the Essence. With regard to all dates and time periods set forth or referred to in this Note, time is of the essence.

               3.6 Governing Law. This Note will be governed by and construed and enforced in accordance with the internal laws of the State of Arizona without reference to its choice of law rules.

               3.         7 Consent to Jurisdiction, Etc. Maker hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Note (for purposes of this Section, a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Arizona or the federal courts located in the State of Arizona. The Maker agrees that, after a Legal Dispute is before a court as specified in this Section and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. The Maker hereby waives and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Maker hereto agrees that a final judgment in any action, suit or proceeding described in this Section after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

               3.8          Construction and Interpretation. Maker agrees that it has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Note. Whenever the words “include,” “includes,” or “including” are used in the Note, they shall be deemed to be followed by the words “without limitation.”

               3.9          Expenses. If Maker defaults under this Note, Maker will reimburse Payee for all reasonable costs of enforcement and collection, including attorneys’ fees and expenses.

[SIGNATURES ON NEXT PAGE]

               IN WITNESS WHEREOF, this Note has been issued on the date first written above.

“MAKER”

DIAGNOSTIC USA, INC.,
a Colorado corporation

By:
Its

AGREED TO AND ACCEPTED
this day of _____________ , ____, by:

“PAYEE”

NATIONWIDE DIAGNOSTIC SOLUTIONS, INC.,
an Arizona corporation

By:
Its	:

[SIGNATURE PAGE TO PROMISSORY NOTE]

EXHIBIT B

OPTION AGREEMENT

                  THIS OPTION AGREEMENT (“Agreement”) is entered into as of the ____ day of __________ , 2005, by and between DIAGNOSTIC USA, INC., a Colorado corporation (“Optionee”), and NATIONWIDE DIAGNOSTIC SOLUTIONS, INC., an Arizona corporation (“Optionor”). Terms not otherwise defined in this Agreement shall have the same meaning as in the Limited Liability Company Membership Purchase Agreement (“Purchase Agreement”) dated January 7th, 2005 by and between Optionor, Optionee, Diagnostic Solutions of America, Inc., an Arizona limited liability company (“DSA”) and Banyan Corporation, an Oregon corporation and parent of Optionee (“Parent”).

RECITALS

                  WHEREAS, Optionee, Optionor, Parent and DSA have entered into the Purchase Agreement whereby Optionor, in consideration for the Purchase Price, has sold to Optionee, in addition to the Membership Interest, an option to purchase from Optionor an additional 20% of the membership interests in DSA outstanding as of the date of the Purchase Agreement (the “Option Interest”) upon the terms and conditions set forth in this Agreement; and

                  WHEREAS, after giving effect to the sale of the Membership Interest as contemplated by the Purchase Agreement, Optionor owns 80% of the issued and outstanding membership interests of DSA; and

                  WHEREAS, it is the intent of the parties to this Agreement that upon acquisition of the Membership Interest and upon exercise of the option by Optionee to acquire the Option Interest in accordance with the terms of this Agreement, Optionee will own an amount of DSA equal to, but not to exceed, 40% of the issued and outstanding membership interests in DSA as of the date of the Purchase Agreement.

                  NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and agreements herein contained, the parties do hereby mutually covenant and agree as follows:

AGREEMENT

                  1.                Grant of Option; Nature of the Option Interest. Optionor hereby grants to Optionee the option to purchase the Option Interest on the terms and conditions hereinafter described. Optionor represents and warrants that (i) it owns the Option Interest, (ii) the Option Interest is free and clear of all liens and encumbrances, and (iii) it has full power and authority to convey the Option Interest in the manner required herein.

                   2.                Purchase Price for Option. In payment for the option granted herein, Optionee shall pay to Optionor the Purchase Price in accordance with the Purchase Agreement.

                  3.                Purchase Price and Payment Terms for Purchase of Option Interest. Optionee shall have the right to purchase the Option Interest at any time prior to the termination or expiration of this option as provided in Section 7 of this Agreement and provided that all of the conditions to Optionor’s obligation to close set forth in Section 4 of this Agreement have been satisfied. The purchase price for the Option Interest is $1,500,000 (the “Option Interest Purchase Price”), which amount is payable in cash, or any other mutually agreeable form of payment, upon closing. The Optionee shall be permitted to purchase any or all of the Option Interest, as it may determine, in its sole discretion. The purchase price of the exercise of a portion of the Option Interest shall be allocated on a pro rata basis of the purchase price

                  4.                Conditions Precedent to Optionor’s Obligation to Close. The obligation of Purchaser to consummate the transaction contemplated by this Agreement is subject to the following conditions precedent:

                                    (a)                Optionee has provided written notice to the Optionor that it is exercising its option to purchase the Option Interest;

                                    (b)                Optionee has paid the Option Interest Purchase Price or that portion thereof as required for a partial exercise of the Option Interest;

                                    (c)                Optionee has paid the Purchase Price in the manner provided in the Purchase Agreement, including, but not limited to, all amounts due under the Promissory Note;

                                    (d)               There is no default by Optionee or Parent under the Purchase Agreement or the Promissory Note;

                                    (e)                Optionee shall assume and indemnify Optionor against all obligations relating to the Option Interest that relate to matters arising after the date of said closing.

                  5.                Condition Precedent of Optionee’s Obligation to Close. Optionor shall convey title to the Option Interest, or that portion thereof that is exercised by the Optionee, by endorsing the applicable certificates representing the Option Interest to Optionee and causing DSA to recognize Optionee as the owner of such on its books and records.

                  6.                Costs. Each party hereto shall be responsible for their own respective closing expenses.

                  7.                Term and Termination. This Agreement and all option rights granted hereunder will terminate upon the failure of the Optionee to pay any part of the Purchase Price for the Membership Interest, including but not limited to any amount due and owing under the Promissory Note, which amount goes uncured for the periods provided in the Promissory Note. Notwithstanding anything herein to the contrary, all option rights granted herein shall expire on the ten year anniversary from the date of this Agreement, unless they have lapsed earlier due to a failure by Optionee to pay the Purchase Price for the Membership Interest. Optionor shall have no obligation to close the sale of the Option Interest to Optionee after the option rights granted herein have expired.

2

                  8.                Remedies. In the event of any breach of or default under this Agreement, the injured party or parties shall have the right to (a) sue for damages or (b) cancel this Agreement.

                  9.                Notices. All notices required or permitted to be given hereunder shall be in writing and shall become effective upon personal service or seventy-two hours after being deposited in the United States mail, certified or registered mail, postage prepaid, addressed as shown below or to such other address as the parties may, from time to time, designate in writing.

Optionee:	Diagnostic USA, Inc.
c/o #207, 5005 Elbow Drive S.W.
Calgary, AB T2S 2T6
Canada

Optionor:	Nationwide Diagnostic Solutions, Inc.

                  10.               Time: Time is of the essence for all periods specified in this Agreement.

                  11.               Attorneys’ Fees. In the event of any litigation or other proceeding concerning this Agreement, the prevailing party shall be entitled to recover its costs, reasonable attorneys’ fees, and other reasonable expenses, including, but not limited to, expert witness fees.

                  12.               Successors. This option is personal to Optionee and may not be transferred without the prior written consent of Optionor, which Optionor may withhold in its sole discretion. Subject to the previous sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

                  13.               Additional Documents. Optionor and Optionee each shall execute and deliver any and all documents that may be reasonably requested by another party in order to convey the Option Interest in the manner required herein and otherwise fulfill the intent of this Agreement.

                  14.               Interpretation. This Agreement and the rights, duties, and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Arizona. This Agreement has been reached by negotiation between the parties and shall therefore not be construed against the drafter of this Agreement.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

3

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

OPTIONEE:	DIAGNOSTIC USA, INC.
By: _________________________________________________
Name: _______________________________________________
Its: _________________________________________________

OPTIONOR:	NATIONWIDE DIAGNOSTIC
SOLUTIONS, INC.
By: _________________________________________________
Name: _______________________________________________
Its: _________________________________________________

4

EXHIBIT C

PLEDGE, SECURITY AGREEMENT
AND COLLATERAL ASSIGNMENT
(LLC INTERESTS)

               THIS PLEDGE, SECURITY AGREEMENT AND COLLATERAL ASSIGNMENT (this “Agreement”) is made and entered into as of
___________ __, ____, by and among DIAGNOSTIC USA, INC., a Colorado corporation, whose address is _______________________ (“Assignor”), DIAGNOSTIC SOLUTIONS OF AMERICA, INC., LLC, an Arizona limited liability company, whose address is ___________ (the “Company”), and NATIONWIDE DIAGNOSTIC SOLUTIONS, INC., an Arizona corporation, whose address is __________________ (“Assignee”).

1.          PLEDGE, ASSIGNMENT AND SECURITY INTEREST

               Assignor hereby pledges and collaterally assigns to Assignee, and grants to Assignee a security interest (the “Security Interest”) limited to 10% of the interest the Assignor has acquired in the Company, such right, title and interest, secured by that Promissory Note dated concurrently herewith in the amount of $1,500,000(the “Collateral”).

2.          OBLIGATION SECURED

               This Agreement shall secure payment and performance of all of the following items: (i) that Limited Liability Company Membership Purchase Agreement (the “Purchase Agreement”) of on or about even date herewith by and among the Company, Assignee, Assignor, and Banyan Corporation, an Oregon corporation; (ii) that Promissory Note of on or about even date herewith, in the principal amount of $750,000, executed by the Assignor, as maker, for the benefit of Assignee, as payee (the “Promissory Note”), plus all interest, fees, charges and attorneys’ fees incurred with respect thereto; and (iii) performance of this Agreement. All of the indebtedness and obligations secured by this Agreement are hereinafter collectively called the “Obligation.”

3.          POWER OF ATTORNEY

               Assignor irrevocably appoints Assignee its true and lawful attorney-in-fact, in its name or otherwise, to do any and all acts, pay any sum and/or to execute any and all documents that may in the opinion of the Assignee be necessary or desirable to preserve any right of Assignor under the Collateral or enable Assignor to assign, transfer or convey the Collateral. If Assignee acting under its authority herein granted should pay, suffer or incur any expense, costs, charge, fee, obligation, damage or liability of any nature, or be a party to any action or proceeding for protecting the Collateral or any rights in the Collateral, all of the same and all sums paid by Assignee for prosecution or defense of such actions or proceedings, including in any case reasonable attorneys’ fees, shall be payable by Assignor to Assignee within 10 days of Assignor’s receipt of written demand therefor from Assignee, together with interest thereon at the rate set forth in the Promissory Note. Without limiting the foregoing, at any time after the occurrence of an Event of Default (as defined below), Assignor irrevocably constitutes and appoints Assignee, whether or not the Collateral has been transferred into the name of Assignee, as Assignor’s proxy with full power, in the same manner, to the same extent and with the same effect as if Assignor were to do the same, in the sole discretion of Assignee: (i) to vote the Collateral at any meeting of the members or other meeting in which the Collateral is entitled to be voted; (ii) to consent to any and all actions by or with respect to the Company for which consent of the members of the Company is or may be necessary or appropriate; and (iii) without limitation, to do all things that Assignor can do or could do as a member of the Company, giving Assignee full power of substitution and revocation; provided, however, that this irrevocable proxy shall terminate at such time as this Agreement is no longer in full force and effect. The foregoing proxy is coupled with an interest sufficient in law to support an irrevocable power and shall be irrevocable and shall survive the liquidation, termination or dissolution of Assignor. Assignor hereby revokes any proxy or proxies heretofore given to any person or persons and agrees not to give any other proxies in derogation hereof until such time as this Agreement is no longer in full force and effect.

4.          REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF ASSIGNOR

               Assignor hereby represents, warrants, covenants and agrees that:

               4.1          To the knowledge of Assignor, no act or event has occurred which would permit any party to assert a claim against the Collateral or which could materially adversely affect the Collateral.

               4.2          Assignor will not take any action, which adversely affects the Collateral or Assignee’s interests in the Collateral.

               4.3          Assignor will observe and comply with all terms of the Company’s Operating Agreement and pay and perform all obligations imposed upon or undertaken by Assignor under the terms of the Company’s Operating Agreement when and as due.

               4.4          Assignor will promptly provide Assignee with copies of all material notices, correspondence, and information provided to the Company or its members. Without limiting the generality of the foregoing, this shall include offers and other documents pertaining to the sale of any of the assets of the Company and notices pertaining to any indebtedness of the Company.

               4.5          Assignor, at its cost and expense, shall protect and defend this Agreement, all of the rights of Assignee hereunder, and the Collateral against all claims and demands of other parties. Assignor shall pay all claims and charges that in the opinion of Assignee might prejudice, imperil or otherwise affect the Collateral or the Security Interest. Assignor shall promptly notify Assignee of any levy, distraint or other seizure by legal process or otherwise of any part of the Collateral and of any threatened or filed claims or proceedings that might in any way affect or impair the terms of this Agreement.

               4.6          The Security Interest, at all times, shall be perfected and shall be prior to any other interests in the Collateral. Assignor shall act and perform as necessary and shall execute and file all security agreements, financing statements, continuation statements and other documents requested by Assignee, and shall deliver to Assignee all documents and certificates requested by Assignee, to establish, maintain and continue the perfected Security Interest. Assignor, on demand, shall promptly pay all costs and expenses of filing and recording, including the costs of any searches, deemed necessary by Assignee from time to time to establish and determine the validity and the continuing priority of the Security Interest.

               4.7          If Assignor shall fail to pay any taxes, assessments, expenses or charges, Assignor agrees to keep all of the Collateral free from other security interests encumbrances or claims, or to perform otherwise as required herein, Assignee may advance the monies necessary to pay the same or to so perform.

               4.8          Assignor acknowledges that all rights, powers and remedies granted Assignee herein, or otherwise available to Assignee, are for the sole benefit and protection of Assignee, and Assignee may exercise any such right, power or remedy at its option and in its sole and absolute discretion without any obligation to do so. In addition, if under the terms hereof, Assignee is given two or more alternative courses of action, Assignee may elect any alternative or combination of alternatives at its option and in its sole and absolute discretion. All monies advanced by Assignee under the terms hereof and all amounts paid, suffered or incurred by Assignee in exercising any authority granted herein, including reasonable attorneys’ fees, shall be added to the Obligation, shall be secured by the Security Interest, shall bear interest at the highest rate payable on any of the Obligation until paid, and shall be due and payable by Assignor to Assignee immediately upon demand.

               4.9          Assignor hereby represents and warrants that: (i) it is fully authorized and permitted to execute and deliver this Agreement; and (ii) its address set forth at the beginning of this Agreement is its business office address.

               4.10          Assignor further hereby represents and warrants that: (i) except in connection with the liens and security interests of Assignee, Assignor is the owner of the Collateral free of all security interests or other encumbrances; and (ii) Assignor’s records concerning the Collateral will be kept at Assignor’s address set forth at the beginning of this Agreement.

5.           EVENTS OF DEFAULT; REMEDIES

               5.1          The occurrence of any of the following events or conditions shall constitute and is hereby defined to be an “Event of Default”:

                              (a)          Any failure to pay (i) any required payment under the Promissory Note within 5 days of when such payment becomes due, or (ii) any other principal or interest or any other part of the Obligation within 5 days of when the same shall become due and payable.

                              (b)          Any failure or neglect to perform or observe any of the material terms, provisions, or covenants of this Agreement, the Purchase Agreement, the Promissory Note, or any other document or instrument executed or delivered in connection with the Obligation (other than a failure or neglect described in one or more of the other provisions of this Section 5.1), and such failure or neglect either (i) cannot be remedied, (ii) can be remedied within 30 days by prompt and diligent action, but it continues unremedied for a period of 30 days after notice thereof to Assignor, or (iii) can be remedied, although not within 30 days even by prompt and diligent action, but such remedy is not commenced within 30 days after notice thereof to

Assignor or is not diligently prosecuted to completion within a total of 90 days from the date of such notice.

                              (c)          Any warranty, representation or statement contained in this Agreement, the Purchase Agreement, the Promissory Note, or any other document or instrument executed or delivered in connection with the Obligation, or made or furnished to Assignee by or on behalf of Assignor, is or is proven to have been false in any material respect when made or furnished.

                              (d)          The filing by Assignor (or against Assignor in which Assignor, acquiesces or which is not dismissed within 60 days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to Assignor; or the appointment of a receiver, trustee, custodian or conservator of the assets of Assignor.

                              (e)          The insolvency of Assignor; or the execution by Assignor of an assignment for the benefit of creditors; or if Assignor is generally not paying its debts as they mature.

                              (f)          The liquidation, termination or dissolution of Assignor.

                               (g)          Any levy or execution upon, or judicial seizure of, any portion of the Collateral.

                              (h)          Any attachment or garnishment of the Collateral.

                              (i)          The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of the Collateral.

                              (j)          The occurrence of any Event of Default, as defined in the Promissory Note.

                              (k)          The occurrence of any default under any other agreement to which Assignor is a party, which is not cured within any grace or cure period applicable thereto.

               5.2          Upon the occurrence of any Event of Default and at any time while such Event of Default is continuing, Assignee shall have the following rights and remedies and may do one or more of the following without further notice or demand:

                              (a)          Declare all or any part of the Obligation to be immediately due and payable, and the same, with all costs and charges, shall be collectible thereupon by action at law.

                              (b)          Receive any and all distributions and profits of any nature on or related to the Collateral and notify the Company to pay all such distributions and profits to Assignee. Assignor agrees that it shall have no right to contest any such notice, and Assignor hereby irrevocably instructs the Company, upon receipt of notice from Assignee, to pay all distributions or profits of any nature on or related to the Collateral directly to Assignee at the address set forth in this Agreement, and the Company agrees to do the same. All such distributions and profits actually received by Assignee shall be credited to reduce the Obligation. Prior to the occurrence of an Event of Default and after the cure of an Event of Default as permitted herein, subject to this Agreement, Assignor shall have the right to collect all profits and distributions associated with the Collateral. The receipt by Assignee of any profits or distributions shall not impose upon Assignee any of the obligations of Assignor with respect to the Collateral.

                              (c)           Pursue any right and/or any legal or equitable remedy available to Assignee, including, but not limited to, any right or remedy to collect the Obligation and/or to enforce its title in and right to possession of the Collateral.

                              (d)          After notice to Assignor as provided in Section 5.4 herein, sell such Collateral at public or private sale. The proceeds of such sale, after deducting therefrom all expenses of Assignee (including reasonable attorneys’ fees), shall be applied to the payment of the Obligation, and any surplus thereafter remaining shall be paid to Assignor or any other person that may be legally entitled thereto. In the event of a deficiency between such net proceeds from the sale of the Collateral and the total amount of the Obligation, Assignor, upon demand, shall promptly pay the amount of such deficiency to Assignee.

               5.3          Assignee, so far as may be lawful, may purchase all or any part of the Collateral offered at any public or private sale made in the enforcement of Assignee’s rights and remedies hereunder.

               5.4          Any demand or notice of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall be deemed to be commercially reasonable and effective if such demand or notice is given to Assignor at least 10 days prior to such sale, disposition or other intended action, in the manner provided herein for the giving of notices.

               5.5          All costs and expenses, including without limitation costs of Uniform Commercial Code searches, court costs and reasonable attorneys’ fees, incurred by Assignee in the preparation of this Agreement, the Purchase Agreement, the Promissory Note and the other documents executed in conjunction herewith, in enforcing payment and performance of the Obligation, and in exercising the rights and remedies of Assignee hereunder shall be the obligation of Assignor, and all such costs and expenses shall be secured by this Agreement and by all other lien and security documents securing the Obligation. In the event of any court proceedings, court costs and attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by Assignee.

               5.6          In addition to any remedies provided herein for an Event of Default, Assignee shall have all the rights and remedies afforded a secured party under the Uniform Commercial Code, all other legal and equitable remedies allowed under applicable law, and all other remedies provided for in any other documents securing or relating to the Obligation. No failure on the part of Assignee to exercise any of its rights hereunder arising upon any Event of Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Event of Default. No delay on the part of Assignee in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Event of Default is continuing. Assignee may enforce any one or more rights or remedies hereunder successively or concurrently. By accepting payment or performance of any of the Obligation after its due date, Assignee shall not thereby waive the agreement contained herein that time is of the essence, nor shall Assignee waive either its right to require prompt payment or performance when due of the remainder of the Obligation or its right to consider the failure to so pay or perform an Event of Default.

               5.7          If Assignor shall fail to pay any amount or to perform any obligation hereunder, Assignee may advance the monies necessary to pay or perform the same, and such advances shall bear interest at the rate set forth in the Promissory Note and shall become part of the Obligation secured hereby.

6.          MISCELLANEOUS PROVISIONS

               6.1          The acceptance of this Agreement by Assignee shall not be considered a waiver of or in any way to affect or impair any other security that Assignee may have, acquire simultaneously herewith, or hereafter acquire for the payment or performance of the Obligation, nor shall the taking by Assignee at any time of any such additional security be construed as a waiver of or in any way to affect or impair the Security Interest; Assignee may resort, for the payment or performance of the Obligation, to its several securities therefor in such order and manner as it may determine.

               6.2          Without notice or demand, without affecting the obligations of Assignor hereunder or the personal liability of any person for payment or performance of the Obligation, and without affecting the Security Interest or the priority thereof, Assignee, from time to time, may: (i) extend the time for payment of all or any part of the Obligation, accept a renewal note therefor, reduce the payments thereon, release any person liable for all or any part thereof, or otherwise change the terms of all or any part of the Obligation; (ii) take and hold other security for the payment or performance of the Obligation and enforce, exchange, substitute, subordinate, waive or release any such security; (iii) join in any extension or subordination agreement; or (iv) release any part of the Collateral from the Security Interest.

               6.3          Assignor waives and agrees not to assert: (i) any right to require Assignee to proceed against any guarantor, to proceed against or exhaust any other security for the Obligation, to pursue any other remedy available to Assignee, or to pursue any remedy in any particular order or manner; (ii) the benefits of any legal or equitable doctrine or principle of marshaling; (iii) the benefits of any statute of limitations affecting the enforcement hereof; (iv) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand and nonpayment, relating to the Obligation; and (v) any benefit of, and any right to participate in, any other security now or hereafter held by Assignee.

               6.4          The terms herein shall have the meanings in and be construed under the Uniform Commercial Code. This Agreement shall be governed by and construed according to the substantive laws of the State of Arizona, without giving regard to conflict of law principles. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be void or invalid, the same shall not affect the remainder hereof which shall be effective as though the void or invalid provision had not been contained herein.

               6.5          No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement executed by Assignor and a duly authorized officer of Assignee.

               6.6          This Agreement shall remain in full force and effect until all of the Obligation incurred before the receipt of such notice, and all of the Obligation incurred thereafter under commitments extended by Assignee before the receipt of such notice, shall have been paid and performed in full.

               6.7          No setoff or claim that Assignor now has or may in the future have against Assignee shall relieve Assignor from paying or performing the Obligation.

               6.8          Time is of the essence hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns. The term “Assignee” shall include not only the original Assignee hereunder but also any future owner and holder, including pledgees, of note or notes evidencing the Obligation. The provisions hereof shall apply to the parties according to the context thereof and without regard to the number or gender of words or expressions used.

               6.9          All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by commercial delivery service or by electronic transmission with verified receipt. Any notice directed to a party to this Agreement shall become effective upon the earliest of the following: (i) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, 48 hours after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address. The designated address of a party shall be the address of that party shown at the beginning of this Agreement or such other address as that party, from time to time, may specify by notice to the other parties.

               6.10          A carbon, photographic or other reproduced copy of this Agreement and/or any financing statement relating hereto shall be sufficient for filing and/or recording as a financing statement.

               6.11          All schedules and exhibits attached hereto are incorporated herein at each reference thereto and are made a part hereof.

               DATED as of the date indicated above.

“ASSIGNOR”:

DIAGNOSTIC USA, INC., a Colorado corporation

By:

Its:

Percentage Interest in the Company: 20.0%

“ASSIGNEE”:

NATIONWIDE DIAGNOSTIC SOLUTIONS,
INC., an Arizona corporation

By:

Its:

CONSENT OF THE COMPANY

               The undersigned hereby consents to the pledge, security interest and collateral assignment granted to Assignee pursuant to the foregoing Pledge, Security Agreement and Collateral Assignment (the “Agreement”) and agrees as follows: (i) to pay all profits and distributions in the manner required under the Agreement; (ii) to honor the voting rights of Assignee in the Collateral in the manner required under the Agreement; and (iii) upon Assignee’s election, to admit Assignee as member of the Company in place of Assignor upon an Event of Default under the Agreement.

               Dated as of ___________ __, ____.

DIAGNOSTIC SOLUTIONS OF AMERICA,
INC., LLC, an Arizona limited liability company

By:
Its:

EXHIBIT D

GUARANTY

               THIS GUARANTY (the “Guaranty”) is made as of ___________ __, ____ by BANYAN CORPORATION, an Oregon corporation (“Guarantor”), to and for the benefit of NATIONWIDE DIAGNOSTIC SOLUTIONS, INC., an Arizona corporation (“Seller”).

               WHEREAS, Diagnostic USA, Inc., a Colorado corporation (“Purchaser”), Guarantor, Seller and Diagnostic Solutions of America, Inc., LLC, an Arizona limited liability company (the “Company”) have entered into a Limited Liability Company Membership Purchase Agreement dated January 7th, 2005 (the “Purchase Agreement”); Purchaser, as maker, has executed a Promissory Note for the benefit of Seller, as payee, dated ________ , 2005 Purchaser, Seller and the Company have entered into a Pledge, Security Agreement and Collateral Assignment dated __________ , 2005 and the parties to the Purchase Agreement have entered into various other documents and agreements in connection therewith (collectively, the “Purchase Documents”; capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Purchase Agreement), pursuant to which Seller has agreed, among other things, to sell to Purchaser a portion of Seller’s membership interest in the Company (collectively, the “Obligations”); and

               WHEREAS, Guarantor will benefit from the transactions contemplated in the Purchase Documents and the Purchaser’s performance of the Obligations and is therefore willing to guarantee the full and complete payment and performance of each of the Obligations.

               NOW, THEREFORE, in consideration of the Obligations, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Guarantor agrees as follows:

               1.                Guarantor unconditionally and absolutely guarantees the full and prompt payment and performance of each of the Obligations when due, whether according to the present terms of the Obligations or any change or changes in the terms, covenants and conditions of any of the Obligations, now or at any time hereafter made or granted, or any earlier or accelerated date or dates for payment or performance of the agreements set forth in the Obligations; and agrees that Seller may at any time and without notice to Guarantor subordinate the indebtedness represented by the Obligations, or any part thereof, to any other obligation now or hereafter owed by the Purchaser to any other person without in any manner affecting the liability of Guarantor. It is understood that this Guaranty is a continuing guarantee of the payment and full performance of the Obligations, is not limited to a guarantee of collection of any amounts owing pursuant to the Obligations and shall remain in full force and effect until the termination of the Obligations.

               2.                To the extent not prohibited by law, Guarantor expressly waives notice of the acceptance of this Guaranty, the creation of any present or future Obligations, nonpayment of any Obligations, proceedings to collect from the Purchaser or anyone else, and all diligence of collection and presentment, demand, notice and protest. With respect to any of the Obligations, Seller may from time to time without notice to Guarantor and without liability to Guarantor: (a)

surrender, release or impair any security or collateral or surrender, release or agree not to sue any guarantor or surety; (b) fail to realize upon any of the Obligations or to proceed against the Purchaser or any guarantor or surety; (c) renew or extend the time of payment or performance; (d) increase or decrease any rate of interest; (e) accept additional security or collateral; (f) determine the allocation and application of payments and credits and accept partial payments and credits; (g) determine what, if anything, may at any time be done with reference to any security or collateral; and (h) settle or compromise the amount due or owing or claimed to be due or owing. Guarantor expressly consents to and waives notice of all of the above.

               3.                Guarantor agrees that any rights Guarantor may have to payment and claims for reimbursement, subrogation, contribution or indemnification as a guarantor of the Obligations against either the Purchaser or any other guarantor of the Obligations shall not be enforced and no payment accepted until the Obligations have been paid in full and are not subject to any right of recovery, whether as preference in bankruptcy or otherwise.

               4.                Guarantor agrees that Guarantor’s obligation to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever in the event any portion of the Obligations are invalid or unenforceable against the Purchaser for any reason other than actual payment in full, or by any impairment, modification, change, release or limitations of the liability of the Purchaser or its estate in bankruptcy resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other similar federal or state statute, or from the decision of any court.

               5.                Guarantor agrees to pay all costs and expenses, including reasonable attorneys’ fees incurred by Seller, its successors or assigns, in enforcing this Guaranty.

               6.                Guarantor agrees that this Guaranty shall inure to the benefit of Seller and may be enforced by Seller and any subsequent assignee or transferee of the Obligations, and shall be binding and enforceable upon Guarantor and Guarantor’s successors, assigns, executors and administrators.

               7.                Guarantor agrees that all references in this Guaranty to Obligations of the Purchaser shall include any successor or assignee of the Purchaser so long as this Guaranty remains in effect.

               8.                Guarantor agrees that this Guaranty shall be governed by the laws of the State of Arizona, other than its laws governing choice of law.

               9.               If any term or provision of this Guaranty shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of any such term or provision other than those which are invalid or unenforceable, shall not be affected thereby, and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

               10.               Guarantor represents, warrants and covenants to Seller that, as of the date of this Guaranty: the fair salable value of Guarantor’s assets exceeds Guarantor’s liabilities including all contingent liabilities and Guarantor is meeting Guarantor’s current liabilities as they mature. Guarantor is fully aware of the financial condition of the Purchaser. Guarantor is delivering this Guaranty based solely upon Guarantor’s own independent investigation of the Purchaser and the

2

Obligations secured by this Guaranty and in no part upon any representation or statement of Seller with respect thereto. Guarantor is in a position to and hereby assumes full responsibility for obtaining any additional information concerning the Purchaser’s financial condition as Guarantor may deem material to Guarantor’s obligations hereunder and Guarantor is neither relying upon nor expecting Seller to furnish Guarantor any information in Seller’s possession concerning the Purchaser’s financial condition.

               11.               Guarantor is a corporation, validly existing and in good standing under the laws of the State of Oregon, and Guarantor has full power and authority to execute and deliver this Guaranty and to perform its obligations hereunder. This Guaranty is a binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

               12.               This Guaranty constitutes the entire agreement of Guarantor with Seller with respect to the subject matter hereof and may not be amended, modified or changed in any manner without the prior written consent of Seller.

               13.               Guarantor has carefully read each Purchase Document and the representations, warranties, covenants and agreements attributable to Guarantor therein, each such representation, warranty, covenant and agreement is hereby incorporated herein and is, as to such representations and warranties, true and correct as of the date hereof, and as to such agreements and covenants, binding upon Guarantor.

               14.               Guarantor agrees that, if at any time all or any part of any payment theretofore applied by Seller to any of the Obligations is or must be rescinded or returned by Seller for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Purchaser), such Obligations shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Seller, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by Seller had not been made.

               15.               Guarantor represents and warrants that the obligations hereunder are undertaken for a corporate purpose and are in the interest of Guarantor.

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               THIS GUARANTY has been executed as of the day and year first written above.

GUARANTOR:

BANYAN CORPORATION,
an Oregon corporation

By:
Its:

4

EXHIBIT E

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
[DIAGNOSTIC SOLUTIONS OF AMERICA, INC.], LLC

               This AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") is made and entered into _____________ 2005 (the "Effective Date") by and between Nationwide Diagnostic Solutions, Inc., an Arizona corporation ("NDS"), and Diagnostic USA, Inc., a Colorado corporation ("Diagnostic"), as the members (the "Members") and Constance Rebarcak Jeffrey Rebarcak, Michael Gelmon and Cory Gelmon as the managers (the "Managers") of DIAGNOSTIC SOLUTIONS OF AMERICA, INC., LLC, an Arizona limited liability company (the "Company").

RECITALS

               WHEREAS, the Company was originally formed on December ___, 2004 with NDS as the sole member of the Company and Constance Rebarcak and Jeffrey Rebarcak as the sole managers of the Company;

               WHEREAS, pursuant to that certain Limited Liability Company Membership Purchase Agreement dated January 7th, 2005 (the "Purchase Agreement"), NDS sold a 20% membership interest in the Company to Diagnostic for receipt of a $1,500,000 Promissory Note from Diagnostic (the “Diagnostic Note”); and

               WHEREAS, pursuant to that certain Option Agreement dated __________ , 2005 (the "Option Agreement"), NDS has agreed to sell a further 20% membership interest in the Company to Diagnostic, at Diagnostic’s Option, in exchange for cash or shares of stock in Banyan Corporation, the parent corporation of Diagnostic, for an additional $1,500,000 .

AGREEMENT

               NOW, THEREFORE, in consideration of the declarations contained in this Agreement, the parties agree as follows:

ARTICLE 1
FORMATION

               1.1           Formation. The Company was formed on December ___, 2005 with NDS as the sole member. The name of the Company is DIAGNOSTIC SOLUTIONS OF AMERICA, INC., or such other name as the Members from time to time shall unanimously select. Upon the request of a Member or as required by law, the Managers shall promptly execute all amendments to the Company's Articles of Organization and all other documents that are needed to accomplish all filing, recording, publishing and other acts necessary or appropriate to comply with all requirements for the formation and operation of the Company under the Act.

               1.2           Intent. Prior to the Effective Date, the Company was classified as a separate branch or division of NDS and not as a separate entity for income tax purposes.

               1.3           Principal Office and Place of Business. The principal office and place of business of the Company shall be located at 426 North 44th Street, Suite 240, Phoenix, Arizona, 85008 or at such other place in Arizona as the Managers from time to time shall determine.

               1.4           Purpose. The purpose of the Company is to: (a) conduct the Business, (b) engage in such additional activities as the Board of Directors, acting pursuant to the terms of this agreement, may approve, and (c) engage in any and all activities related or incidental to the purposes set forth in clauses (a) and (b). The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental, or convenient to or in furtherance of the purposes of the Company set forth in this Section 1.4.

               1.5           Term. The term of the Company shall commence on the filing of the Articles of Organization and shall continue until dissolved in accordance with Section 10.1 below.

               1.6           Agent for Service of Process. The agent for service of process for the Company shall be Lawdock, Inc., One Renaissance Square, Suite 300, Two North Central Avenue, Phoenix, Arizona 85004-2391, or such other eligible Person and address as shall be designated by the Manager.

               1.7          Definitions. As used in this Agreement, capitalized terms shall have the meanings ascribed to them in definitional parentheticals located throughout this Agreement or as provided below:

               "Act" means the Arizona Limited Liability Company Act, as set forth in Arizona Revised Statutes Section 29-601, et seq., as amended from time to time.

               "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704 -2(g)(1) and 1.704 -2(i)(5); and (ii) Debit to such Capital Account the items described in Regulation Sections 1.704 -1(b)(2)(ii)(d)(4), 1.704 -1(b)(2)(ii)(d)(5) and 1.704 -1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704 -1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               "Additional Capital Contributions" has the meaning set forth in Section 2.2 below.

               "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general Member, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by," or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

               "Assignee" means a Person who has acquired an economic interest in the Company in a transaction permitted under this Agreement or by operation of law, but who has not been admitted as a Substitute Member of the Company. An Assignee shall have such rights set forth in Section 9.7 below.

               "Bankruptcy" the happening of any of the following: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (iii) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company or a Member to be bankrupt or insolvent; (iv) the filing of a voluntary petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, an involuntary bankruptcy petition filed against the Company or a Member in any bankruptcy proceeding; (vi) the filing of a voluntary application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company's or a Member's properties; (vii) the commencement against the Company or a Member of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within 180 days; or (viii) the appointment without consent of the Company or such Member or acquiescence in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company's or a Member's properties without such appointment being vacated or stayed within 90 days and, if stayed, without such appointment being vacated within 90 days after the expiration of any such stay.

               "Benchmarks" mean those certain levels of economic performance that the Company must realize within the specified time periods within the specified geographic regions of the United States of America as more specifically provided on Exhibit B.

               "Business" means marketing, soliciting and providing diagnostic imaging and related services to patients of health care providers; provided, however, that no such services shall be rendered to or on any patient receiving federally subsidized health care benefits, including, without limitation, Medicare or Medcaid, for such services.

               "Capital Contribution" means, with respect to any Member, an amount of money contributed by that Member to the Company and, if property other than money is contributed, the Gross Asset Value of any such property.

               "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               "Capital Account" means, with respect to any Member, the Capital Account maintained for such Person in accordance with the following provisions:

                              (i)                To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.5 or 3.6, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

                              (ii)               To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.5 or 3.6, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

                              (iii)                In the event all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.

                              (iv)                In determining the amount of any liability for purposes of subparagraphs (i) and (ii) and the definition of "Adjusted Capital Contributions," there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704 -1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or Members), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributed to any Person pursuant to Article 10 upon the dissolution of the Company. The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704 -1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704 -1(b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, such adjustment shall require the consent of such Member.

               "Code" means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

               "Company Minimum Gain" has the meaning set forth in Regulation Sections 1.704 -2(b)(2) and 1.704 -2(d).

               "Competitive Activity" means (i) owning directly or indirectly an interest in a business engaging in activities substantially similar to the Company's Business as set forth in Section 1.4, or (ii) rendering any assistance to any Person other than the Company with respect to activities listed in items (i) above Notwithstanding the foregoing, a Competitive Activity shall not include the holding of passive investments in investment securities aggregating not more than 1% of the issued and outstanding securities of any corporation registered on a national securities exchange or admitted to trading privileges thereon or actively traded on a generally recognized over-the-counter market.

               "Confidential Information" means any and all information of a sensitive or proprietary nature or corporate opportunity obtained or learned of while such Person was a Member or Manager of any nature and in any form which at the time or times concerned is not generally known to the public, and which relates to any one or more of the aspects of the present and past business of the Company including, but not limited to: trade secrets; training manuals; concepts; trademarks; tradenames; policies; processes; formulas; techniques; know-how; licenses or any written or unwritten information that actually or potentially allows the Company any competitive advantage, or that, if used or disclosed by others, could cause the Company any competitive disadvantage; or any other facts relating to sales, advertising, franchising, promotions, financial matters, customers, customer lists, customer purchases or requirements. Information which (a) is available or becomes available to the public through no fault or action by a Member or Manager or their respective agents, representatives or employees, or (b) becomes available on a non-confidential basis from any source other than the Company or any Member or Manager and such source is not prohibited from disclosing such information shall not be deemed Confidential Information.

               "Defaulting Member" means a Member who has committed an event of default as described in Section 8.1 below.

               "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

               "Fiscal Year" means the calendar year or such other year that the Members reasonably determine that the accounting and federal income tax records of the Company should be kept.

               "Gross Asset Value" means, with respect to any Company asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                              (i)                The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by a Super Majority Vote of the Members;

                              (ii)               The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (A) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704 -1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                              (iii)              The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Members; and

                              (iv)               The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704 -1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses"; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Managers determine that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                "Majority Vote of the Members" means a vote of one or more Members holding Percentage Interests of greater than fifty percent (50%) of the total Percentage Interests of all the Members.

               "Manager" means Constance Rebarcak, Jeffrey Rebarcak, Michael Gelmon and Cory Gelmon and their designated successors.

               "Member" means any Person who executes this Agreement or a counterpart thereof, as a member of the Company, and any other Person admitted to the Company as an additional or substituted Member pursuant to this Agreement.

               "Membership Interest" means, with respect to any Member, such Member's: (i) interest in the Company's capital; (ii) share of the Company's Profits and Losses (and specially allocated items of income, gain, and deduction), and the right to receive distributions of Net Cash Flow;

(iii) right to inspect the Company's books and records; and (iv) right to participate in the management of and vote on matters coming before the Members as provided in this Agreement.

               "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" set forth in Regulation Section 1.704 -2(b)(4).

               "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation Section 1.704 -2(i)(3).

               "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" set forth in Regulation Sections 1.704 -2(i)(1) and 1.704 -2(i)(2).

               "Net Cash Flow" means the gross cash proceeds received by the Company from its operations (excluding Member Loans and Capital Contributions) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, fees and contingencies, all as determined by a Majority in Interest of the Members. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

               "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704 -2(b)(1) and 1.704 -2(c).

               "Nonrecourse Liability" has the meaning set forth in Regulation Section 1.7042(b)(3) .

               "Person" means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

               "Prime Rate" means the "prime rate" published in the "Money Rates" or equivalent section of the Western Edition of The Wall Street Journal, provided that if a "prime rate" range is published by The Wall Street Journal, then the highest rate of that range will be used, or if The Wall Street Journal ceases publishing a prime rate or a prime rate range, then the Managers shall select a prime rate, a prime rate range or another substitute interest rate index that is based upon comparable information.

               "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                              (i)                Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                              (ii)               Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704 -1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                              (iii)              In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                              (iv)               Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                              (v)                In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation";

                              (vi)               To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704 -1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's or Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                              (vii)              Any items that are specially allocated pursuant to Sections 3.5 or 3.6 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.5 and 3.6 shall be determined by applying rules analogous to those set forth in sub-paragraphs (i) through (vi) above.

               "Percentage Interest" means, with respect to each Member, the percentage set forth next to each Member's name on Exhibit A attached hereto. The Members' Percentage Interests may be adjusted from time to time pursuant to Section 2.2(b) and the Managers shall amend Exhibit A to reflect any such adjustment.

               "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (including corresponding provisions of succeeding regulations).

               "Substituted Member" means a Transferee who has complied with all of the requirements of Section 9.6.

               "Super Majority Vote of the Members" means a vote of one or more Members holding Percentage Membership Interests of greater than seventy five percent (75%) of the total Percentage Interests of all the Members.

               "Tax Matters Member" means the "tax matters partner" as defined in the applicable sections of the Code. Unless or until it resigns, the "Tax Matters Member" shall be the NDS.

               "Transfer" means, when used as a noun, any voluntary or involuntary sale, assignment, encumbrance, mortgage, pledge, hypothecation, or other transfer, and, when used as a verb, means voluntarily or involuntarily to sell, encumber, mortgage, pledge, hypothecate, assign, or otherwise transfer. For purposes of this agreement, a Transfer of a majority or controlling interest in a Member shall be deemed to be a transfer of such Member's Membership Interest.

               "Withdrawal Event" means those circumstances listed in §29-733 of the Act (not including Bankruptcy of a Member).

ARTICLE 2

CAPITALIZATION OF THE COMPANY

               2.1           Member Information; Capitalization. The name, address, the agreed upon initial Capital Contribution and Percentage Interest for each Member is set forth on Exhibit A attached hereto. Unless otherwise determined by the Managers, Membership Interests held by the Members shall be evidenced by a membership certificate in such form that the Managers' reasonably determine.

               2.2          Additional Capital Contributions.

                              (a)                If the Board of Directors unanimously determines that revenues, third party loans and third party financing are not sufficient to finance the activities of the Company, each Member shall contribute to the Company, upon terms such Managers determine to be fair and reasonable, each Member's proportionate share (based on the Members' respective Percentage Interests) of the amounts such Members reasonably determine is necessary to finance such Company activities. Such additional Capital Contributions (the "Additional Capital Contributions") shall be made by the Members on the date such Managers determine in writing that such Additional Capital Contributions are necessary (which date shall be no earlier than thirty (30) days after the date of such determination).

                              (b)                If any Member does not timely make its Additional Capital Contribution pursuant to Section 2.2(a), (i) the other Member, if it timely satisfies its obligations under Section 2.2(a), shall have the option for a period of thirty (30) days after such default to make some or all of the noncontributing Member's Additional Capital Contribution and (ii) to the extent such Member makes an Additional Capital Contributions pursuant to subparagraph (i), the Members' Percentage Interests shall be adjusted to equal the percentage which each Member's total Capital Contributions bears to the total Capital Contributions of all the Members.

               2.3           Member Loans. If the Members' Capital Contributions, third party loans to the Company and the revenues of the Company are insufficient to satisfy the capital requirements of the Company, the Members may make loans ("Member Loans") to the Company in such amount as determined by the Board of Directors, acting unanimously. Each Member shall make a Member Loan, pro rata, based upon such Member's Percentage Interest or, if the Members otherwise agree, in a differing proportion.

               2.4           Capital Account; No Interest. The Company shall maintain for each Member a separate Capital Account in accordance with this Agreement. Except as otherwise expressly provided in this Agreement, no Member shall receive any interest with respect to such Member's Capital Contributions or positive Capital Account balance.

               2.5           No Priority. Except as otherwise provided herein, no Member shall have priority over any other Member as to return of its Capital Contributions, allocations of income, gain, losses, credits, deductions, or as to distributions.

               2.6           No Third Party Beneficiary. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions to the Company or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members set forth in this Agreement to make Capital Contributions shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be Transferred by the Company to secure any debt or other obligation of the Company or of any of the Members.

ARTICLE 3

DISTRIBUTIONS AND ALLOCATIONS

               3.1           Distributions.

                              (a)                Except as otherwise provided in Section 3.1(b), or as otherwise determined by the Board of Directors, action unanimously, a minimum of 75% of monthly Net Cash Flow, if any, shall be distributed on a monthly basis to the Members on a pro rata basis in accordance with their respective Percentage Interests; provided, however, that as long as the Diagnostic Note is outstanding, fifty percent (50%) of the amount otherwise distributable to Diagnostic shall be paid to NDS in satisfaction of Diagnostic's obligations under the Diagnostic Note.

                              (b)                The Managers are authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

               3.2           Profits. After distribution of funds in accordance with 3.1 (a) above, and giving effect to the special allocations set forth in Section 3.4 and Section 3.6 below, Profits for each fiscal year shall be allocated as follows:

                              (a)                First, to the Members to the extent of, in proportion to, and in the reverse order in which Losses were allocated to such Members pursuant to Section 3.3(b), until the cumulative amount allocated to each of the Members pursuant to this Section 3.2(a) is equal to the cumulative Losses so allocated to such Members pursuant to Section 3.3(b) for all prior fiscal years;

                              (b)                Thereafter, to the Members pro rata in proportion to their respective Percentages Interests.

               3.3           Losses. After giving effect to the special allocations set forth in Section 3.4 and Section 3.6 below, the Losses for each fiscal year shall be allocated as follows:

                              (a)                First, to the Members to the extent of, in proportion to, and in the reverse order in which Profits were allocated to them pursuant to Section 3.2(b), until the cumulative amount allocated to each of the Members pursuant to this Section 3.3(a) is equal to the cumulative Profits so allocated to such Member;

                              (b)                The balance, if any, to the Members pro rata in proportion to their respective Percentages.

               3.4           Loss Limitations.

                              (a)                No Losses shall be allocated to any Member pursuant to Section 3.3 if the allocation causes the Member to have an Adjusted Capital Account Deficit or increases the Member's Capital Account Deficit. All Losses in excess of the limitations set forth in this Section 3.4 shall be allocated to the other Member until each Member is subject to the limitation of this Section 3.4, and thereafter, in accordance with the Member's interest in the Company as determined by the Managers. If any Losses are allocated to a Member because of this Section 3.4, then notwithstanding any other provision of this Agreement, all subsequent Profits shall be allocated to the Members pro rata based on Losses allocated to them pursuant to this Section 3.4 until each Member has been allocated an amount of Profits pursuant to this Section 3.4 equal to the Losses previously allocated to that Member under this Section 3.4.

                              (b) If the Company is on the cash method of accounting and more than 35% of the Company's Losses in any year would be allocable to Members who are limited entrepreneurs (within the meaning of Section 464(e)(2) of the Code), then except as otherwise provided in Section 3.4(a), the Losses in excess of 35% otherwise allocable to those Members shall be specially allocated among the other Members in the ratio that each shares in Losses. If any Losses are allocated to an Member under this Subsection, then notwithstanding any other provision of this Agreement, all subsequent Profits shall be allocated to the Members pro rata based on Losses allocated to them pursuant to this Subsection until each Member has been allocated an amount of Profits pursuant to this Subsection in the current and previous Fiscal Years equal to the Losses allocated to that Member pursuant to this Subsection in previous Fiscal Years.

     3.5           Special Allocations. The following special allocations shall be made in the following order:

                              (a)                Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704 -2(f), notwithstanding any other provision of this Article 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704 -2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704 -2(f)(6) and 1.704 -2(j)(2). This Section 3.5(a) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704 -2(f) and shall be interpreted consistently therewith.

                              (b)                Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704 -2(i)(4), notwithstanding any other provision of this Article 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704 -2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704 -2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704 -2(i)(4) and 1.704 -2(j)(2). This Section 3.5(b) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704 -2(i)(4) and shall be interpreted consistently therewith.

                              (c)                Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704 -1(b)(2)(ii)(d)(4), Section 1.704 -1(b)(2)(ii)(d)(5) or Section 1.704 -1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 3.6(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.5(c) were not in the Agreement.

                              (d)                Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704 -2(g)(1) and 1.704 -2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.6(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 3 have been made as if Section 3.5(c) and this Section 3.5(d) were not in the Agreement.

                              (e)                Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Membership Interests.

                              (f)                Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.7042(i)(1) .

                              (g)                Section 754 Adjustments. Any voluntary elections under Code Section 754 shall be made by the Managers. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.7041(b)(2)(iv)(m)(2) or Regulations Section 1.704 -1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704 -1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704 -1(b)(2)(iv)(m)(4) applies.

                              (h)                Allocations Relating to Taxable Issuance of Membership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

               3.6           Curative Allocations. The allocations set forth in Section 3.4(a) and Sections 3.5(a), 3.5(b), 3.5(c), 3.5(d), 3.5(e), 3.5(f), and 3.5(g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.6. Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.2, 3.3 and 3.5(h) .

               3.7           Other Allocation Rules.

                              (a)                For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

                              (b)                The Members are aware of the income tax consequences of the allocations made by this Article 3 and hereby agree to be bound by the provisions of this Article 3 in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

                              (c)                Solely for purposes of determining a Member's or Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752 -3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Membership Interests.

               3.8           Tax Allocations: Contributed Property. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of "Gross Asset Value." In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value," subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall elect to apply the allocation method permitted by the Regulations under Code Section 704(c) that is reasonably selected by the Managers. Allocations pursuant to this Section 3.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

               3.9           Managers' Discretion Regarding Elections. Any elections or other decisions relating to the allocations under this Agreement, the maintenance of the Members' Capital Accounts or any other elections provided for in the Code or other applicable law shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. The Members acknowledge, by signing this Agreement that they are aware of the income tax consequences of the allocations made herein and the economic impact of the allocations on the amounts receivable by them under the Agreement. The Members hereby agree to report their respective shares of the Company's income and loss for income tax purposes, consistent with the terms and provisions of this Agreement.

ARTICLE 4
MANAGEMENT

               4.1           Management. Subject to the rights of the Members under the Act or the provisions of this Agreement to approve certain actions, the business and affairs of the Company shall be managed exclusively by the Managers. Each Manager shall direct, manage, and control the business of the Company to the best of his or her ability and, subject only to those restrictions set forth in the Act or this Agreement, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Managers deem appropriate to accomplish the business and objectives of the Company. No Member other than a Member who is also a Manager shall have the authority to act for or bind the Company. Each Member agrees not to incur any liability on behalf of the other Members or otherwise enter into any transaction or do anything that will subject the other Members to any liability, except in all instances as contemplated hereby. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement, the Managers shall have the power and authority on behalf of the Company to:

                              (a)                Conduct its Business, carry on its operations, and have and exercise the powers granted by the Act in any state, territory, district, or possession of the United States, or in any foreign country that may be necessary or convenient to effect any or all of the purposes for which it is organized;

                              (b)                Acquire by purchase, lease, or otherwise any real or personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

                              (c)                Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company;

                              (d)                Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

                              (e)                Contract on behalf of the Company for the employment and services or employees and/or independent contractors and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

                              (f)                Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

                              (g)                Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company; and

                              (h)                Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

The Managers will appoint the senior management of the Company and will establish policies and guidelines for the hiring of employees to permit the Company to act as an operating company with respect to its Business. The Managers may adopt appropriate management incentive plans and employee benefit plans. The senior management of the Company shall be responsible for conducting, in the name of, and on behalf of, the Company, the day-to-day business and affairs of the Company.

               4.2           Managers.

                              (a)                Number, Tenure, and Qualifications. The initial Managers of the Company shall be Constance Rebarcak, Jeffrey Rebarcak, Michael Gelmon and Cory Gelmon. The number of Managers of the Company shall be fixed from time to time by a unanimous vote of the Board of Directors, but in no instance shall there be less than one Manager. Each Manager shall hold office until his or her resignation or removal. It is agreed, that notwithstanding the difference in the proportionate ownership of stock in Diagnostic Solutions of America, Inc., NDS and Diagnostic shall each designate two Managers and together the four Managers shall be referred to herein as the Manager. The Managers must act with unanimity regarding all material matters of Diagnostic Solutions of America, Inc.. Failure to reach unanimity for any material action of Diagnostic Solutions of America, Inc. shall be sent to an independent aribrator who shall not take into account the difference in proportionate shareholdings of the members in rendering his decision.

                              (b)                Appointment. A Manager shall remain in office until removed by the Member designating such Manager. Members shall designate Managers with respect to any Manager other than the initial Managers, by delivering to the Company their written statement designating their Manager or Managers and setting forth such Manager's or Managers' business address and telephone number.

                              (c)                Removal or Resignation. A Manager may be removed at any time, with or without cause, by the written notice of the Member that designated such Manager, delivered to the Company, demanding such removal and designating the Person who shall fill the position of the removed Manager. Any Manager may resign as a Manager at any time by giving at least fifteen (15) days' written notice of his resignation to all the Members.

                              (d)                Vacancies. In the event a Manager dies or is unwilling or unable to serve as such or is removed from office by the Member that designated such Manager, the appropriate Member shall promptly designate a successor to such Manager. A Manager chosen to fill a vacancy shall be designated by the Member whose previously designated Manager shall have been removed or shall have resigned.

                              (e)                Manner of Acting. Expect as otherwise provided in 4.2 (a) above, in this Agreement, the affirmative vote of a majority of the Managers present at a meeting, including a meeting by conference telephone, which a quorum is present shall be the act of the Managers. The Managers may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved and signed by a majority of the Managers.

                              (f)                Meetings. Meetings of the Managers may be called for any purpose or purposes by any Manager. Except as otherwise provided in this Agreement, written notice stating the date, time, and place of the meeting and the purpose or purposes for which the meeting is called, shall be delivered to each Manager not less than two (2) days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery service by or at the direction of the person or persons calling the meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Managers may transact any business that might have been transacted at the original meeting. Any action required to be taken at a meeting of the Managers, or any action that may be taken at a meeting of the Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

               4.3           Additional Duties and Obligations of the Managers. The Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member, any Manager or any of their respective Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of any Member, any Manager or any of their respective Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or any Manager and their respective Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

               4.4           Actions Requiring Approval of a Unanimity In Interest of the Members. In addition to those actions for which this Agreement specifically requires the consent of the Members, the Managers shall not take any of the following actions without first obtaining the unanimous approval of the Members:

                              (a)                Enter into any contract or agreement between the Company and any Manager, Member, or Affiliate of a Manager or Member;

                              (b)                Commence or settle on behalf of the Company any litigation or compromising, or assigning any claim or releasing any single debt over $10,000 or series of debts during any calendar year having a cumulative amount of more than $10,000;

                              (c)                Cause or permit the Company to extend credit to or make any loans or become a surety, guarantor, endorser, or accommodation endorser for any Person;

                              (d)                Enter into any contract or agreement between the Company and any Manager, Member, or Affiliate of a Manager or Member without the consent of a Majority in Interest of the Members not involved in the contract or agreement;

                              (e)                Cause or permit the Company to extend credit to or make any loans or become a surety, guarantor, endorser, or accommodation endorser for any Person; or

                              (f)                Enter into any amendment, modification, revision, supplement, or rescission with respect to any of the foregoing.

Notwithstanding the provisions of this Section 4.5, the Managers shall have the right to take such actions as they, in their reasonable judgment, deem necessary for the protection of life or health or the preservation of the Company or the Property if, under the circumstances, in the good faith determination of the Managers, there is insufficient time to allow the Managers to obtain the approval of the Members to such action and any delay would materially increase the risk. The Managers shall notify the Members of each such action as soon as reasonably practicable. Such authority shall lapse and terminate upon reduction of such risk to life or health or preservation of assets or upon receipt by the Managers of telephone, facsimile or written notice from any Member of disapproval of the proposed action.

               4.5           Actions Requiring Approval of a Super Majority In Interest of the Members. In addition to those actions for which this Agreement specifically requires the consent of the Members, the Managers shall not take any of the following actions without first obtaining the approval of a Super Majority in Interest of the Members:

                              (a)                Amend the Articles, except that any amendments required under the Act to correct an inaccuracy in the Articles may be filed at any time by a Manager;

                              (b)                Sell or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or a series of related transactions;

                              (c)                Approve a plan of merger or consolidation of the Company with or into one or more Persons;

                              (d)                Admit a new Member to the Company;

                              (e)                Commence any Bankruptcy proceeding with respect to the Company;

                              (f)                Engage in any activity not otherwise permitted under this Agreement or that is inconsistent with the purpose of the Company as described in Section 1.4 above; or

                              (g)                Enter into any amendment, modification, revision, supplement, or rescission with respect to any of the foregoing.

               4.6           Authority to Comply with Applicable Federal and State Law. The Members and the Managers acknowledge and agree that the Company Business' is subject to certain regulatory laws and regulations. Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Managers shall have the right and authority to take such actions as they, in their reasonable judgment, deem necessary for the Company to comply with such laws and regulations. The Managers shall promptly notify each Member of each such action contemporaneously therewith or as soon thereafter as is reasonably practicable.

               4.7           Compensation and Expenses. The Company may enter into management or employment contracts, under such terms and conditions and providing for such compensation as shall be approved by a Majority in Interest of the Members as provided herein, with one or more Managers or Members or Persons Affiliated with the Managers or Members. The Company shall reimburse the Members and Managers for all expenses incurred and paid by any of them in the organization of the Company and as authorized by the Company, in the conduct of the Company's business, including, but not limited to, expenses of maintaining an office, telephones, travel, office equipment, and secretarial and other personnel as may reasonably be attributable to the Company. Such expenses shall not include any expenses incurred in connection with a Member's or Manager's exercise of its rights as a Member or a Manager apart from the authorized conduct of the Company's business. The Manager's sole determination of which expenses are allocated to and reimbursed as a result of the Company's activities or business and the amount of such expenses shall be conclusive. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss, or capital of the Company.

ARTICLE 5
INDEMNITY

               5.1           Indemnity Rights. The Company shall indemnify each Member and each Manager (each, an "Indemnified Party") who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of its actions as a member, manager or agent of the Company, in any way relating to or arising out of its responsibilities as a member, manager or agent of the Company, as the case may be, or any action taken or omitted by the Indemnified Party under this Agreement or by reason of its acts while serving at the request of the Company as agent of the Company or another Person or other enterprise, against expenses, including attorneys' fees, and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding, provided that the acts of such Indemnified Party were not committed with gross negligence or willful misconduct as determined by a court or other tribunal of final authority and, with respect to any criminal action or proceeding, such Indemnified Party had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or its equivalent, shall not, in and of itself, create a presumption that the Indemnified Party acted with gross negligence or willful misconduct, or with respect to any criminal action or proceeding, had reasonable cause to believe that its conduct was unlawful.

               5.2           Notice and Defense. Any Indemnified Party who is or may be entitled to indemnification shall give timely written notice to each Member that a claim has been or is about to be made against it, and shall cooperate with the Company in defending against the claim. The Indemnified Party may select counsel of its choice, subject to receiving the Managers' consent, which shall not be unreasonably withheld, conditioned or delayed. The Managers shall have the sole power and authority to determine the terms and conditions of any settlement of such claim.

               5.3           Other Sources. The Company shall be entitled to receive as a credit against its indemnity obligations any amounts obtained from any other source (including insurance) with regard to the claims indemnified against.

               5.4           Survival. The indemnification provided for herein shall continue as to a Indemnified Party who has ceased to be a member, manager or an agent of the Company, as the case may be, and shall inure to the benefit of the heirs, executors, and administrators of such Person for any action by such Indemnified Party prior to the date such Person ceased to be member, manager or an agent of the Company.

               5.5           Additional Capital Contributions. No Member shall be required to make an additional Capital Contributions in order to pay for the indemnification of an Indemnified Party pursuant to Article 5.

ARTICLE 6
MEMBER RIGHTS

               6.1           Liability of Members. Except as otherwise provided under the Act, other applicable law or this Agreement, no Member shall be liable for the expenses, liabilities or obligations of the Company or make any contributions or payments to the Company or any Member.

               6.2           Member Authority. Except with respect to duties delegated to a Member in writing signed by the Managers, no Member is authorized or empowered to execute, deliver, or perform any agreements, acts, transactions, or matters contemplated in this Agreement on behalf of the Company as agent for the Company, notwithstanding any applicable law, rule or regulation. Except as otherwise provided in this Agreement, all decisions regarding Company actions reserved to the Members, including changes to the Manager, must be approved and executed, to the extent applicable, by a Unanimity in Interest of the Members.

               6.3           Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called, for any purpose or purposes, by the Managers or by a Member. The Manager shall designate any place, either within or outside the State of Arizona, as the place of meeting for any meeting of the Members.

               6.4           Notice of Meetings. Except as provided in this Agreement, written notice stating the date, time, and place of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, facsimile, or overnight or next-day delivery services by or at the direction of the Managers or the person or persons calling the meeting, to each Member entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting.

               6.5           Meeting of All Members. If all of the Members shall meet at any time and place, including by conference telephone call, either within or outside of the State of Arizona, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.

               6.6           Quorum. A Super Majority in Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. Business may be conducted once a quorum is present.

               6.7           Voting Rights of Members. Each Member shall be entitled to vote based on its Percentage Interest. If all or a portion of a Membership Interest is Transferred to an Assignee who does not become a Member, the Member from whom the Membership Interest is Transferred shall no longer be entitled to vote the Membership Interest Transferred nor shall the Transferred Membership Interest be considered outstanding for any purpose pertaining to meetings or voting. No withdrawn Member shall be entitled to vote nor shall such Member's Membership Interest be considered outstanding for any purpose pertaining to meetings or voting.

               6.8           Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers before or at the time of its exercise. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

               6.9           Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, circulated to all the Members with an explanation of the background and reasons for the proposed action, signed by that percentage or number of the Members required to take or approve the action. Any such written consents shall be delivered to the Managers for inclusion in the minutes or for filing with the Company records. Action taken by written consent under this Section 6.9 shall be effective on the date the required percentage or number of the Members have signed and delivered the consent to the Managers, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the written consent is circulated to the Members.

               6.10          Telephonic Communication. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person, except where the Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

               6.11          Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

               6.12          Members and Managers Duty to the Company. Except as otherwise provided in this Agreement, (a) neither the Members nor the Managers shall be required to manage the Company as their sole and exclusive function and the Members and Managers may engage in other business and investment activities, (b) neither the Company, the Managers nor the

Members shall have any right, solely by virtue of this Agreement or their respective relationships to each other, to share or participate in any such other investments or activities of any Member or Manager or to the income or proceeds derived therefrom, and (c) neither the Members nor the Managers shall have any obligation to disclose any such other investments or activities to any other Member or Manager. Each Member at all times shall keep each other Member fully informed as to all such Member's activities on behalf of the Company and all material transactions taken on behalf of the Company and shall disclose to the other Member such Member's knowledge of the Company's business and affairs.

               6.13          Confidentiality. Except as contemplated hereby or required by a court of competent authority, at any time during or after such time that a Person is a Member or Manager, such Person shall keep confidential and shall not disclose or use, and shall use its reasonable efforts to prevent its Affiliates and any of its agents and representatives from disclosing or using, without the prior written authorization of a Super Majority in Interest of the Members, any Confidential Information which pertains to the Company, this Agreement or any of the transactions contemplated hereunder.

               6.14          Non-Competition Obligations.

                              (a)                Restrictions on Competition. Each Member and each Manager agrees that during the Time Period and within the Geographic Scope (as each term is defined in Section 6.14(b) below) each Member and each Manager shall not, without the written consent of a Super Majority in Interest of the Members, directly or indirectly do any of the following:

                                                (i)                Engage or participate in a Competitive Activity or engage or participate in the ownership, management, operation or control of any Person engaging in a Competitive Activity;

                                                (ii)                Solicit, divert or attempt to divert, any business, work, sales, services, contracts, client or prospective client of the Company that such Person learned of or about, or performed any work in connection with, as a result of such Person's relationship with the Company or assist any other Person in doing so or attempting to do so;

                                                (iii)                Hire or seek to hire any Person who is an employee or independent contractor of the Company or assist any other Person in doing so or attempting to do so; or

                                                (iv)                Receive any payment or thing of value from any Person with whom the Company is negotiating or has contracted, unless such payment or thing of value is first offered to the Company (in return for assumption by the Company of any obligation to give consideration if the payment or thing of value is offered to such Person for consideration).

                              (b)                Time Period and Geographic Scope.

                                                (i)                For purposes of this Agreement, the "Time Period" shall be such time period during which a Person is a Member or Manager and THEREAFTER for a period of 12 months, provided that if, but only if, a court or other tribunal of final authority concludes that the period of 12 months is unenforceable because it is unreasonably long, then for a period of 9 months, provided that if, but only if, a court or other tribunal of final authority concludes that the period of 9 months is unenforceable because it is unreasonably long, then for a period of 6 months, provided that if, but only if, a court or other tribunal of final authority concludes that the period of 6 months is unenforceable because it is unreasonably long, then for a period of three months.

                                                (ii)                For purposes of this Agreement, the "Geographic Scope" shall be the United States of America; provided that if, but only if, a court or other tribunal of final authority concludes that the area including the United States of America is unenforceable because it is unreasonably large, then the Geographic Scope shall be each state of the United States of American in which the Company has conducted its Business, provided that if, but only if, a court or other tribunal of final authority concludes that the area including each state of the United States of America in which the Company has conducted its Business is unenforceable because it is unreasonably large, then the Geographic Scope shall be each county of the United States of American in which the Company has conducted its Business.

                              (c)                Remedies. Each Member and Manager agrees that his failure to strictly adhere to this Section 6.14 is likely to result in substantial injury to the Company, that damages would be difficult to measure, and the injury to the Company would be irreparable, for which money damages would be an inadequate remedy. Therefore, in addition to all other remedies the Company may be entitled to, the Company shall be entitled to specific performance and other equitable relief, including temporary and permanent injunctive relief, to enforce this Section 6.4 and such other remedies set forth in this Agreement.

                              (d)                Severability. If, but only if, a court or other tribunal of final authority concludes that any term or provision of this Section 6.14 is invalid or unenforceable, the parties hereto agree that the court or other tribunal of final authority making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE 7
BOOKS, RECORDS, REPORTS AND ACCOUNTING

               7.1           Records. The Managers shall keep or cause to be kept at the principal office of the Company the following: (a) a current list of the full name and last known business, residence or mailing address of each Member and Manager; (b) a copy of the Company's initial Articles of Organization and all amendments thereto; (c) copies of all written Company operating agreements and all amendments thereto, including any prior written operating agreements no longer in effect; (d) copies of any written and signed promises by Members to make Capital Contributions to the Company; (e) copies of the Company's federal, state and local income tax returns and reports, if any, for at least the six (6) most recent years; (f) copies of any prepared financial statements of the Company for at least the six (6) most recent years; and (g) minutes of every meeting of Members as well as any written consents of Members for actions taken by Members without a meeting. Any such records maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a reasonable period of time.

               7.2           Company Records. Each Member shall have the right, during ordinary business hours at the Company's registered office, to inspect and copy, at such Member's expense, any or all of the Company's records.

               7.3           Fiscal Year and Accounting. The Fiscal Year of the Company shall be the calendar year, unless otherwise determined by the Managers.

               7.4           Reports. As soon as practicable, but in no event later than forty-five (45) days after the close of each Fiscal Year, the Managers shall cause unaudited financial statements of the Company for the Fiscal Year to be prepared, which statements, at the election of any Member may be audited or reviewed by an independent public accountant selected and paid for by that Member.

               7.5           Preparation of Tax Returns. The Managers shall arrange for the preparation and timely filing of all federal and state income tax returns for the Company. The classification, realization and recognition of income, gain, losses and deductions and other items, for federal income tax purposes, shall be on that method of accounting as the Managers shall determine.

               7.6           Tax Controversies. The Members shall notify each other of all administrative and judicial federal and state tax proceedings relating to the Company. The Tax Matters Member shall have the right to obtain professional assistance with respect to any audit of the Company. Expenses of any proceedings undertaken by the Tax Matters Member shall be paid by the Company. The cost of any adjustment to a Member, and the cost of any resulting audits or adjustments to a Member's tax return, shall be borne solely by the affected Member. The Tax Matters Member shall act as such for the Company and the Members, with all the rights and responsibilities of that position described in the Code, while keeping the other Members fully informed. No other Member shall have the right to act for the Company, or for itself or for any other Member with respect to any Company tax issues. Without the consent of a Super Majority in Interest of the Members, the Tax Matters Member shall not settle, defend or refuse to settle any material tax issues raised by any authority with respect to items of income, gain, loss, deduction and credit relating to the Company, its property or business.

ARTICLE 8
EVENTS OF DEFAULT

               8.1           Events of Default. The occurrence of any of the following events (each, an "Event of Default") shall constitute an event of default and the Member so defaulting (the "Defaulting Member") shall thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Member:

                              (a)                A Member's Bankruptcy;

                              (b)                A Member's attempt to dissolve the Company other than pursuant to the provisions contained in this Agreement;

                              (c)                A Member's attempt to Transfer all or any part of its Membership Interest in violation of the terms of this Agreement;

                              (d)                A Member's failure to timely make required Capital Contributions pursuant to Section 2.1 or Section 2.2;

                              (e)                A Member's withdrawal from the Company that is not otherwise approved by all of the Members; or

                              (f)                A Member's or Affiliate of a Members' failure to perform any obligations, act or acts required of such Persons under the provisions of the Guaranty (as such is defined in the Purchase Agreement);

                              (g)                A Member's failure to perform any obligations, act or acts required of that Member under the provisions of this Agreement (other than those expressly delineated in the above sub-paragraphs), the Purchase Agreement, Registration Rights Agreement (as defined in the Purchase Agreement), Security Agreement (as defined in the Purchase Agreement), or the Option Agreement where such failure continues for thirty (30) days after Notice of such default is given by the Non-Defaulting Member, except that if the default is a non-monetary default and cannot reasonably and with due diligence and in good faith be cured within the thirty (30) day period, and if the Defaulting Member immediately commences and proceeds to complete the cure of such default with due diligence and in good faith, the thirty (30) day period with respect to such default shall be extended to include such additional period of time as may be reasonably necessary to cure such default.

               8.2           Remedies on Default. On the date that a Member becomes a Defaulting Member, then the following shall be true:

                              (a)                Such Defaulting Member shall not have any right to vote or otherwise participate in the management or control of the business and affairs of the Company as a Member and any and all provisions hereof with respect to voting, management and control shall be determined as if such Defaulting Member were not a Member, provided, however, that such Member's consent shall be required to amend this Agreement;

                              (b)                The Non-Defaulting Member shall have the right to cause the Company to terminate the Defaulting Member's Option Agreement, if any, or otherwise enforce the Company's rights under the Defaulting Member's Option Agreement;

                              (c)                The Non-Defaulting Member shall have the option to cause the Company to purchase the Defaulting Member's Membership Interest or directly purchase the Defaulting Member's Membership Interest all pursuant to Section 9.3; and

                              (d)                Except as otherwise restricted herein, the Non-Defaulting Member shall have the right to cause the Company to pursue any other remedy or course of action that the Non-Defaulting Member deems appropriate.

ARTICLE 9
TRANSFERS, WITHDRAWALS

               9.1           Restriction on Transfers. Except as otherwise expressly provided in this Agreement or the Option Agreement or the Security Agreement (as defined in the Purchase Agreement), no Membership Interest may be Transferred without the written consent of a Super Majority in Interest of the Members, which consent may be withheld or conditioned in the sole and absolute discretion of each Member. A Member's request for consent to Transfer its Membership Interest must identify the proposed transferee, describe in detail the terms and conditions of the proposed Transfer, and describe any additional information the non-Transferring Member reasonably requests regarding the proposed Transfer or the proposed transferee. The non-Transferring Member shall notify the Transferring Member of its election to consent or withhold consent within fifteen (15) days of its receipt of the Transferring Member's written request for such consent. If the non-Transferring Member consents to the Transfer, the non-Transferring Member may impose on the Transferring Member or the transferee such conditions as the non-Transferring Member, in its reasonable discretion, deems appropriate. Any attempted Transfer without such written consent, other than a Transfer permitted by this Agreement, shall be null and void and of no force and effect. A Transferee may only be admitted as a Substitute Member pursuant to Section 9.6 below.

               9.2           Withdrawal of a Member. Except as otherwise provided in this Agreement, no Member shall have the right or power to withdraw from the Company. In the event a Member withdraws from the Company in violation of this Agreement and the business of the Company is continued, such withdrawing Member shall not be entitled to a return of its Capital Contributions nor receive any payment for its Membership Interest until the Company is dissolved pursuant to Section 10.1. Instead, such Member shall have the status of an Assignee. Furthermore, any such withdrawal shall constitute a material breach of this Agreement and the Company shall have the right to recover damages from the withdrawn Member and to offset the damages against any amounts otherwise distributable to such Member under this Agreement.

               9.3           Option on Certain Events.

                              (a)                The events set forth in Section 9.3(b) shall constitute a deemed offer (a "Deemed Offer") by a Member or the Member's legal representative (in either case, the "Deemed Offeror") to sell of its Membership Interest (the "Deemed Offered Interest"), and upon the occurrence of any of the following events, the Company and the other Member (the "Remaining Member") (each a "Deemed Offeree") shall have the right to purchase the Deemed Offered Interest, or any portion thereof, pursuant to the ordering and timing provisions set forth below.

                              (b)                For purposes of this Section 9.3, events resulting in a Deemed Offer by a Member shall include each of the following:

                                                (i)                The occurrence of such Member's dissolution or similar event described in Section 29-733(b) through (11) of the Act (whether voluntary or involuntary);

                                                (ii)                Such Member's withdrawal or attempted withdrawal from the Company;

                                                (iii)               With respect to Diagnostic only, if the Company does not timely satisfy the Benchmarks;

                                                (iv)                Such Member's Event of Default; and

                                                (v)                Any voluntary or involuntary Transfer of Membership Interest by such Member not otherwise covered by this Agreement.

                              (c)               Upon the occurrence of an event giving rise to a Deemed Offer, then the Deemed Offeror shall offer, or shall automatically be deemed to have offered, to sell the Deemed Offered Interest to the Company and the Remaining Member. The Company shall have the right and option, within one hundred twenty (120) days (or, in the case of the circumstances described in Section 9.3(b)(iii), at any time), (the "Company Offer Period") after its actual knowledge of the event giving rise to the Deemed Offer event to accept the Deemed Offer and acquire the Deemed Offered Interest for the purchase price and on the terms set forth in Exhibit C. If the Deemed Offered Interest is not purchased by the Company within the Company Offer Period (or, in the case of the circumstances described in Section 9.3(b)(iii), if the Company waives its right), then the Remaining Member shall have the right and option, within sixty (60) days after the expiration of such Company Offer Period (or waiver, as the case may be), to elect to acquire the Deemed Offered Interest for the purchase price and on the terms set forth in Exhibit C. In the event a Deemed Offeree accepts such offer to purchase, it shall so notify the Deemed Offeror in writing and shall designate the date, not more than ninety (90) days following the date of such notice, and the time and place where such sale shall be completed.

                              (d)                If the Deemed Offered Interest is not purchased by the Deemed Offerees pursuant to Section 9.3(c), the Deemed Offered Interest may be retained by the Deemed Offeror or shall be Transferred to the Deemed Offeror's successor-in-interest, as the case may be, but in either case, the holder of such Deemed Offered Interest shall remain fully subject to and bound by the terms of this Agreement. Unless and until admitted as a substitute Member pursuant to Section 9.6, a transferee of a Member's Membership Interest in whole or in part who is not already a Member shall be an Assignee with respect to such Membership Interest.

               9.4           Right of First Refusal.

                              (a)                In the event any Member (a "Selling Member") receives a bona fide written offer (the "Sale Offer") from any Person (other than a Member or an Affiliate of a Member) to purchase all or any portion of such Selling Member's Membership Interest (the "Sale Interest") for a purchase price denominated and payable in United States dollars, then the Selling Member shall first, prior to accepting such Sale Offer, provide to the other Member (the "non-Selling Member") Notice (an "Offering Notice") specifying in detail the price, terms and conditions of the Sale Offer along with the name of the proposed purchaser (such proposed purchaser being a fully disclosed principal) together with a complete copy of such Sale Offer. The non-Selling Member shall have an obligation to keep such Sale Offer confidential and shall not have the right to contact the Person making the Sale Offer until such Sale Offer is either accepted or deemed rejected pursuant to this Section 9.4.

                              (b)                The non-Selling Member shall have the right, irrevocable for a period of ninety (90) days after receipt of the Offering Notice (the "Member Offer Period") to purchase the Sale Interest at the price and upon the terms set forth in the Sale Offer; subject, however, to the modifications set forth in this Section 9.4. The non-Selling Member may not elect to purchase less than all of the Sale Interest. If the non-Selling Member does not timely accept the Sale Offer and elect to purchase such Sale Interest within the ninety (90) day period described above and consummate the purchase as set forth below, the Sale Offer set forth in the Offering Notice shall be deemed rejected as to all of the Sale Interest and for a period of thirty (30) days after the Sale Offer is so rejected, the Selling Member shall be free to dispose of the Sale Interest at (but only at) the price and on (but only on) the terms and conditions of the Sale Offer set forth in the Offering Notice. Such disposal shall be subject, however, to the provisions set forth in Section 9.4 below.

                              (c)                Subject to the provisions of Section 9.4(d) below, the non-Selling Member may purchase all and not less than all of the Sale Interest upon the terms and conditions set forth in the Offering Notice; provided, however, that the Transfer from the Selling Member to the non-Selling Member shall be consummated on a date not more than one hundred twenty (120) days after the non-Selling Member notifies the Selling Member of its desire to purchase the Sale Interest.

                              (d)                In the event the non-Selling Member elects to purchase the Sale Interest and does not timely consummate the purchase of the Sale Interest pursuant to this Section 9.4, the Selling Member shall thereafter have the right to Transfer such Sale Interest to any Person making a bona fide offer for such Sale Interest without first having to offer such to the non-Selling Member pursuant to this Section 9.4 subject, however, to the provisions set forth in Section 9.5.

                              (e)                Except as provided in Section 9.4(d), if the Selling Member does not timely Transfer the Sale Interest within the thirty (30) day period following the non-Selling Member's rejection of the Sale Offer, the rights of the non-Selling Member as set forth in this Section 9.4 shall again apply to any subsequent Transfer of all or any portion of the Selling Member's Membership Interest.

               9.5           Conditions Precedent. As a condition to recognizing one or more of the effectiveness and binding nature of any Transfer of Membership Interest and after satisfying the other restrictions contained in Article 9, a Transfer of all or any portion of or any interest or rights in a Membership Interest shall only be effective if the following conditions are satisfied:

                              (a)                A duly executed and acknowledged written instrument of assignment is filed with the Company;

                              (b)                The transferee agrees to be bound by the terms and conditions of this Agreement, including without limitation the provisions of this Article 9 (regardless of whether such Person is to be admitted as a new Member);

                              (c)                The Transfer will not cause a termination of the Company under Code Section 708; provided, however, that the requirement of this Section 9.5(c) shall be waived if the Managers reasonably determine that such termination will not have a material adverse effect on the Company or the Members;

                              (d)                Each Member consents (which consent may be unreasonably or arbitrarily withheld) in writing to such Transfer; and

                              (e)                The Managers are reasonably satisfied that after the completion of such Transfer: the Company will remain qualified to do business in each jurisdiction in which the Company is qualified, organized or does business; the Company will maintain its status as a partnership for federal and applicable state tax purposes; and such Transfer will comply with any applicable state and federal laws including, without limitation, all securities and healthcare laws and regulations.

               9.6          Requirements To Become a Substituted Member. No transferee of a Membership Interest shall become a Member in the Company unless and until the following conditions are satisfied:

                              (a)                Each Members in its sole and absolute discretion, consents to such transferee being admitted as a Member;

                              (b)                All expenses of the Company incurred in connection with the Transfer shall have been paid by or for the account of such transferee; and

                              (c)                All agreements, articles, minutes, written consents, and other necessary documents and instruments shall have been executed and filed and all other acts shall have been performed which are necessary to make the transferee a Member of the Company.

               9.7           Assignees. An Assignee shall be entitled to receive allocations of Profits and Losses and distributions of Net Cash Flow from the Company attributable to the Membership Interest held by such Assignee; provided, however, that such Assignee shall have no right to inspect the Company books or records, to vote on Company matters, or to exercise any other right or privilege as a member of the Company. Further, any Member Transferring its Membership Interest may not, as a condition of such Transfer, agree or obligate itself to act on behalf of or under the direction of such Assignee with regard to any right or privilege which a Member would have with respect to such Transferred Membership Interest and any attempts to act in such capacity shall be void and of no effect and shall not be recognized by the Company. An Assignee shall only become a Member of the Company pursuant to Section 9.6.

ARTICLE 10
LIQUIDATION AND WINDING UP

               10.1          Dissolution. The Company shall dissolve on the earlier of:

                              (a)                The written consent of all of the Members;

                              (b)                The occurrence of any event which makes it unlawful for the business of the Company to be carried on, or for the Members to carry on the Company's business; or

                              (c)                The sale or other disposition of all or substantially all of the Company's Property and the collection of all accounts/notes received in connection with such sale or other disposition.

               10.2          Filing Upon Dissolution. As soon as possible following the dissolution of the Company, the Managers shall execute and file a Notice of Winding Up with the Arizona

Corporation Commission or such other agency as required by the Act. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Articles of Termination have been filed with the Arizona Corporation Commission or such other agency as required by the Act or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

               10.3          Liquidation. Upon dissolution of the Company, the business and affairs of the Company shall be wound up, and the Company shall be liquidated as rapidly as business circumstances permit. The Managers shall cause the assets of the Company to be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order:

                              (a)                First, to creditors, excluding Members that are creditors, in the order of priority as required by applicable law;

                              (b)                Second, to creditors who are Members;

                              (c)                Third, to a reserve to be established for contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company business to be distributed at the time and in the manner as the Managers determine in their discretion; and

                              (d)                Fourth, the balance of the proceeds shall be distributed to the Members in accordance with the positive balance in their Capital Accounts. Any such distributions shall be made in accordance with the timing requirements of Regulation Section 1.704 -1(b)(2)(ii)(b)(2).

               10.4          Deficit Capital Account. No Member shall have any obligation to contribute or advance any funds or other property to the Company by reason of any negative or deficit balance in such Member's Capital Account during or upon completion of winding up of the Company or at any other time. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets in the order of priority described in Section 10.3. Except as otherwise provided in this Agreement, if the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Members shall have no recourse against any other Member.

               10.5          Rights of Members' Distributions of Property. Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company.

               10.6          Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses otherwise related to that winding up.

               10.7         Articles of Termination. When all debts, liabilities and obligations have been paid, satisfied, compromised or otherwise discharged, or adequate provisions have been made therefore, and all of the remaining property and assets of the Company have been distributed to  the Members, the Managers shall cause Articles of Termination to be filed with the Arizona Corporation Commission or other agency as required by the Act.

ARTICLE 11
ISSUE RESOLUTION

               11.1          Resolution of Various Issues. The Members and Managers intend to conduct the  Company's business as set forth in Section 1.4 and operate the Company in an efficient and cost  effective manner. The Members and Managers commit to each other to resolve any open issues  in a commercially reasonable manner as promptly as possible and the Members and Managers agree to be readily available to address business issues that arise.

               11.2          Arbitration. All claims, disputes and other matters in controversy (a "Dispute")  regarding any matter set forth in this Agreement shall be resolved exclusively according to the  procedures set forth in this Section 11.2.

                               (a)               If a Dispute arises relating to any matter set forth herein between or  among the Members or Managers (each, a "Party"), the Parties shall attempt in good faith to resolve any such dispute in an amicable and mutually satisfactory manner.

                               (b)               In the event such efforts are unsuccessful, either Party may serve a Notice  of arbitration ("Notice of Arbitration") on the other Party. The Notice of Arbitration shall be  dated, and without prejudice to any right under the applicable rules of arbitration permitting  subsequent modifications, shall specify the claims or issues that are to be subjected to arbitration.

                               (c)               THE PARTIES AGREE THAT IN ORDER TO PROMOTE TO THE  FULLEST  EXTENT  REASONABLY  POSSIBLE  A  MUTUALLY  AMICABLE  RESOLUTION OF THE DISPUTE IN A TIMELY, EFFICIENT AND COST-EFFECTIVE  MANNER, THEY WILL WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY  AND SETTLE THEIR DISPUTE BY SUBMITTING THE CONTROVERSY TO  ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL RULES OF THE  AMERICAN ARBITRATION ASSOCIATION (A.A.A.) EXCEPT THAT ALL PARTIES  SHALL BE ENTITLED TO ALL DISCOVERY RIGHTS ALLOWED UNDER THE ARIZONA RULES OF CIVIL PROCEDURE.

                               (d)               The Parties shall attempt to select a mutually agreeable arbitrator. If no  agreement is reached within ten (10) days of the Notice of Arbitration, then either Party may  apply to the current Director of Professional Services for A.A.A. in Arizona requesting that he  appoint an arbitrator from the A.A.A.'s Panel of Arbitrators who has substantial experience in the  matters at issue. In either case, it shall be a condition of such appointment that the arbitrator can  conduct all proceedings and render a decision within sixty (60) days after such appointment.

                               (e)               The Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C.  §1 et seq., and the judgment upon the award rendered by the arbitrator may be entered by any  court having jurisdiction thereof. Either Party may elect to participate in the arbitration  telephonically. Any substantive or procedural rights other than the enforceability of the arbitration agreement shall be governed by Arizona law, without regards to Arizona's conflict of laws principles.

                              (f)                The Parties further expressly agree that (i) the arbitrator shall only reach his or her decision by applying strict rules of law to the facts, (ii) the arbitration shall be conducted in the English language, in Maricopa County, Arizona, (iii) the Party in whose favor the arbitration award is rendered shall be entitled to recover costs and expenses of the arbitration including, but not limited to, attorneys' fees and the cost and expense of administration of the arbitration proceedings, and any costs and attorney's fees incurred in executing on or enforcing the arbitration award or, if the decision is not clearly in favor of one Party or other, such costs and expenses shall be borne as determined by the arbitrator, and (iv) the arbitral award shall be issued in Maricopa County, Arizona, U.S.A.

                              (g)                Except as provided in the following sentences, no Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and determined as provided herein and then only for the enforcement of such arbitration award. Provided that, notwithstanding this dispute resolution policy, either Party may apply to a court of competent jurisdiction in Maricopa County, Arizona, to seek injunctive relief before or after the pendency of any arbitration proceeding. The institution of any action for injunctive relief shall not constitute a waiver of the right or obligation of any party to submit any claim seeking relief other than injunctive relief to arbitration. Judgment upon the award may be entered by the United States Federal District Court or Maricopa County Superior Court located in the State of Arizona, or application may be made to such court for the judicial acceptance of the award and order of enforcement, as the case may be, if the Arbitrator's award or decision is not complied with within seven (7) days of the Arbitrator's decision.

                              (h)                Arbitration shall be the sole and exclusive procedure for resolution of disputes between the parties, including any disputes that might arise after termination of this Agreement.

               11.3          Attorney's Fees. If any party institutes suit or arbitration against any other party to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to taxable and non-taxable costs, consultant and expert witness fees, pre-judgment and post-judgment interest, and reasonable attorneys' fees and disbursements of counsel incurred as a result of such action.

ARTICLE 12
MISCELLANEOUS

               12.1          Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and, where permitted, assigns.

               12.2          No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever.

               12.3          Exhibits. Each of the exhibits referred to in this Agreement is hereby incorporated by reference in this Agreement as if such exhibits were set out in full in the text of this Agreement.

               12.4          Entire Agreement. All understandings and agreements heretofore had between the parties are merged in this agreement which alone expresses the agreement of the parties, with regard to the subject matter hereof, there being no representation, warranty, covenant, or other agreement not herein expressly set forth.

               12.5          Amendment of Agreement. This Agreement, and any of its terms, may be amended or modified by the written consent of all of the Members. Any amendment shall be in writing, shall be affixed to this Agreement, and shall be executed by the Members.

               12.6          No Waiver. No waiver of any agreement, term, provision, or condition of this agreement shall be deemed to have been made unless expressed in writing and signed by the party against whom it is asserted.

               12.7          Interpretation. This Agreement shall be deemed accepted, consummated and construed pursuant to the laws of the State of Arizona. Any provision of this Agreement which is invalid or unenforceable under any applicable law or governmental regulation shall, to the extent of any such invalidity or unenforceability, be deemed modified to the extent necessary to cure such invalidity or unenforceability in order to carry out the intention manifested by the provision in question, or, if necessary, be omitted therefrom, but such omission or modification shall not invalidate the remaining provisions of this agreement. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

               12.8          Time of Essence. Time is and shall be deemed to be the essence of this agreement.

               12.9          Implementation of Agreement. Each Member hereby agrees to perform any and all acts reasonably necessary in order to implement the terms, provisions, purpose and intent of this Agreement, and will, among other things, deliver such other documents and take such other actions as may reasonably be required in order to cause the satisfactory completion and consummation of the transaction contemplated by this Agreement.

               12.10         Headings. The paragraph headings contained in this Agreement are for convenience only and are not to be interpreted as adding to or otherwise modifying the meaning of this Agreement or the intent of the parties hereto.

               12.11         Notices. Any notice, request, demand or other communication (collectively referred to as "Notice") required or permitted to be given pursuant to this Agreement shall be in writing and shall be personally delivered or sent by a nationally recognized overnight carrier or by certified and/or registered mail, return receipt requested, postage prepaid, or by fax to the addresses or fax numbers stated below. Notice will be deemed given and received on the date sent if personally delivered or sent by fax (provided that if Notice is given by fax, such Notice shall also be immediately given by a Notice sent in accordance with one of the other means of giving notice as provided above, which Notice shall be accompanied by written evidence that such fax was successfully sent); or, if mailed, three (3) days (not including the date of mailing) after such Notice is postmarked; or, if by overnight carrier, one (1) day (not including the date of delivery to the overnight carrier) after such notice is deposited with such overnight carrier. Any Notice which is returned or unable to be delivered because of a changed address for which no notice was given, or because acceptance is refused, shall be deemed given and received on the date when it is returned, or unable to be delivered, or on the date when acceptance is refused. Any voice telephone numbers or e-mail addresses provided in this Agreement are for aiding informal communications only, and Notices shall not be effective if provided orally or if sent only by e-mail. Notice for each of the parties shall be sent, delivered, made or served to:

Diagnostic, at:	____________________________________
____________________________________
____________________________________
____________________________________
Fax No.: _____________________________
Tel.: ________________________________

With a copy to:	____________________________________
____________________________________
____________________________________
____________________________________
Fax No.: _____________________________
Tel.: ________________________________

NDS, at:	Nationwide Diagnostic Solutions, Inc.
2753 East Broadway #101-249
Mesa, AZ 85204
Attn: Constance Rebarcak
Fax No.: _____________________________
Tel.: ________________________________

With a copy to:	Quarles & Brady Streich Lang LLP
Renaissance One
Two North Central Avenue
Phoenix, Arizona 85004-2391
Attn.: Roger N. Morris, Esq.
Fax No.: (602) 229-5690
Tel: (602) 229-5269

or to such other addresses or fax numbers as any party hereto may from time to time designate in writing and deliver in a like manner to the other party.

               12.12         Counterparts. This Agreement may be executed in several counterparts, and when all are so executed and delivered they shall constitute one agreement, binding on all the parties, notwithstanding that all of the parties are not signatory to the original or same counterpart.

               12.13         Further Assurances. The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

               12.14         Continued Legal Representation. This Agreement was prepared and negotiated by Quarles & Brady Streich Lang LLP (the "Quarles Firm") in its capacity as attorney for NDS. This Agreement shall not be construed for or against any Member on account of the foregoing. Each of the Members hereby waives any right to object to the retention by the Company of Quarles Firm to provide legal services to the Company in the future.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Effective Date.

MEMBERS:

NDS:

NATIONWIDE DIAGNOSTICS SOLUTIONS,
INC., an Arizona corporation

By: _______________________________________
Name _____________________________________
Its: _______________________________________

DIAGNOSTIC:

DIAGNOSTIC USA, INC., a Colorado Corporation

By: _______________________________________
Name _____________________________________
Its: _______________________________________

MANAGERS:

__________________________________________
Constance Rebarcak

__________________________________________
Jeffrey Rebarcak

__________________________________________
Michael Gelmon

__________________________________________
Cory Gelmon

SCHEDULE OF EXHIBITS

EXHIBIT A	Member Information

EXHIBIT B	Benchmarks

EXHIBIT C	Purchase Procedures

     EXHIBIT A
MEMBER INFORMATION

Member's Name and Address	Initial Capital Contributions	Percentage Interest
Nationwide Diagnostic Solutions, Inc. 2753 East Broadway #101-249 Mesa, AZ 85204		$80%
Diagnostic USA, Inc.		$20%
Totals		$100%

EXHIBIT B

BENCHMARKS

EXHIBIT C

PURCHASE PROCEDURES

               When required pursuant to Section 9.3 of this Agreement, the purchase of a Membership Interest shall be made as follows:

               1.             Purchase Price. In the event the Company or a Member exercises an option to purchase a Membership Interest (the "Sale Interest") pursuant to Section 9.3 of this Agreement, the purchase price (the "Purchase Price") for the Sale Interest shall be the Fair Market Value of the Sale Interest as determined below.

                              (a)                Except as otherwise provided above, the Fair Market Value of the Sale Interest shall be such amount that is agreed upon by the buyer (the "Buyer") and the seller (the "Seller") of such Sale Interest. If such parties are not able to reasonably agree on such amount, then one or more Qualified Appraisers selected under the procedures set forth in this Paragraph 1 shall determine such amount. For purposes of this Paragraph 1, a "Qualified Appraiser" shall mean a professional appraiser or other qualified valuation expert who is qualified by experience and ability to appraise the fair market value of the Sale Interest. The appointment of a Qualified Appraiser shall be made by a written instrument delivered to the Buyer and the Seller.

                              (b)                The Seller shall have the opportunity to appoint one Qualified Appraiser at its expense within twenty (20) days following its receipt of written notice from the Buyer of Buyer's intent to purchase the Sale Interest. The Buyer shall have the opportunity to appoint one Qualified Appraiser at its own expense within twenty (20) days of the Seller's receipt of such written notice. If either the Seller or the Buyer fails to appoint a Qualified Appraiser within such twenty (20) day period, the selected Qualified Appraiser shall unilaterally establish the Fair Market Value of the Sale Interest by a written option.

                              (c)                If two Qualified Appraisers shall have been timely appointed, these two Qualified Appraisers shall establish the Fair Market Value of the Sale Interest in a single written opinion agreed to by both of them. If such two Qualified Appraisers cannot agree on the Fair Market Value of the Sale Interest within sixty (60) days of the appointment of the later of them, they shall each prepare an independent appraisal within such sixty (60) day period, and the average of the Fair Market Value determined under these two appraisals shall be the Fair Market Value of the Sale Interest.

               2.             Payment of Purchase Price. Unless otherwise agreed upon by the parties involved in the Transfer of such Sale Interest, the Buyer of such Sale Interest shall pay the Purchase Price as follows:

                              (a)                The Purchase Price shall be paid to the Seller as follows: ten percent (10%) of such Purchase Price (the "Down Payment"), shall be paid to the Seller in full on the date such Transfer of the Sale Interest (the "Closing Date") by bank cashier’s or certified check; and (ii) the balance of such Purchase Price shall be evidenced by a promissory note, dated as of the Closing Date, from the Buyer to the Seller providing for principal to be paid in twenty (20) consecutive equal quarterly installments, commencing three months from the Closing Date, and for accrued interest to be payable on each principal installment date. The interest rate payable on the unpaid balance of the promissory note shall be an annual rate equal to the Prime Rate in effect on the Closing Date (or the first banking day immediately after such Closing Date if such Closing Date occurs on a date that is not a banking day in the state of Arizona) plus 1%. The Buyer shall have the right to prepay the promissory note, in whole or in part, from time to time, without penalty.

                              (b)                In the event the Company is the Buyer hereunder, then at the election of the Company made in its sole discretion, the Purchase Price due by the Company hereunder to the Seller in return for the Sale Interest may be reduced in whole or in part at such time or time as the Company may elect in the amount of (or any portion of the amount of) any indebtedness of the Seller to the Company.

               3.             Place of Closing. The closing shall take place at the principal office of the Company or at such other place as the parties thereto shall otherwise agree.

               4.             Delivery of Documents. On or before the Closing Date, the Seller, or its legal representative, shall deliver to the Buyer in exchange for the portion of the Purchase Price due as of the Closing Date, the certificate(s), if any, representing the Sale Interest, duly endorsed for transfer and a representative that such Sale Interest is being Transferred free and clear of all liens, claims, or encumbrances.

Exhibit F
Form of Opinion of Purchaser’s / Parent’s Counsel

               The following opinions shall be reflected in the opinion of Purchaser’s / Parent’s counsel in substantially the form provided below and subject to reasonable qualifications, assumptions, and limitations set forth therein. Capitalized terms used but not otherwise defined in the opinion will have the meanings ascribed to such terms in the Limited Liability Company Membership Purchase Agreement (the “Purchase Agreement”).

               1.             Purchaser and Parent are corporations validly existing and in good standing under the laws of the jurisdiction of their respective organizations.

               2.             Purchaser is duly qualified as a foreign corporation in each of [jurisdictions to be inserted].

               3.             Parent is duly qualified as a foreign corporation in each of [jurisdictions to be inserted].

               4.             Purchaser and Parent have the requisite corporate power and corporate authority to own their respective assets and properties and to conduct their respective businesses as presently conducted.

               5.             The entire authorized capital stock of Purchaser consists of: (i) ___________ shares of Common Stock, par value of $___ per share, of which _____ shares are issued and outstanding; (ii) ___________ shares of _______________ , par value of $ _____ per share, of which _________ shares are issued and outstanding; and (iii) ___________ shares of ________________ Preferred Stock, par value $____ per share, of which no shares are issued and outstanding.

               6.             The entire authorized capital stock of Parent consists of: (i) ___________ shares of Class A Common Stock, no par value per share, of which _____ shares are issued and outstanding; (ii) ___________ shares of Class B Common Stock, no par value, of which _________ shares are issued and outstanding; and (iii) ___________ shares of ________________ Preferred Stock, par value $____ per share, of which no shares are issued and outstanding.

               7.             The Delivered Parent Shares have been duly authorized, validly issued and are fully paid and nonassessable.

               8.             Purchaser and Parent have the corporate power to execute, deliver and perform the Transaction Agreements and have taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Agreements.

               9.             Purchaser and Parent have duly executed and delivered the Transaction Agreements and each Transaction Agreement is a valid and binding obligation of Purchaser and Parent enforceable against Purchaser and Parent in accordance with its terms.

               10.             The execution and delivery by Purchaser and Parent of the Transaction Agreements do not, and the performance by Purchaser and Parent of their respective obligations thereunder will not: (a) violate any law of the State of Arizona or the United States of America or any rule or regulation issued thereunder; (b) violate any judgment, injunction, order or decree; (c) violate any provision of the charter or bylaws of either Purchaser or Parent; or (d) breach or result in a default under any agreement or instrument listed on Schedule ___ hereto.

               11.            The execution and delivery by Purchaser and Parent of the Transaction Agreements do not, and the performance by Purchaser and Parent of their respective obligations thereunder will not, require approval from or any filings with any governmental authority under any law of the United States of America or the State of Arizona, or any rule or regulation thereunder.

               12.             Upon filing in the office of the Arizona Secretary of State and the payment of all required filing fees, any UCC financing statement filed in connection with Seller’s perfection of the security interest in the Collateral (as defined in the Pledge, Security Agreement and Collateral Assignment between Purchaser, Seller and the Company, dated __________ , ___, ____), will perfect Seller’s security interest in the Collateral. No other filings, registrations or recordations are necessary under the Uniform Commercial Code as in effect in the State of Arizona to perfect such security interest in the Collateral.

               13.            To our knowledge, neither Purchaser nor Parent is a party to any pending action or proceeding, and no action or proceeding has been overtly threatened in writing, that may adversely affect the transactions contemplated by the Transaction Agreements or that may have a material adverse effect on either Purchaser or Parent.

2

Exhibit H
Terms of Constance Rebarcak Employment Agreement

               The following sets forth the basic terms of the employment agreement by and between Constance Rebarcak (“Employee”) and the Company to be entered into prior to or concurrently with the Closing:

               1.             Services to be performed: ______________________________________________ .

               2.             Compensation: $ ___________ per annum.

               3.             Term and Termination: The employment agreement shall commence on the Closing Date and shall continue for a period of [1] year, provided that Employee may terminate at any time for any reason upon the given of [10] business days’ notice. Employment Agreement shall renew for successive [1] year terms unless Employee gives notice within [10] business.

               4.             Time to be devoted to Services: __________________________________________ .

               5.             Employee Benefits: ____________________________________________________ .

               6.             The terms of the Employment Agreement are subject to and will specify that the amount charged for the services being contracted for is consistent with their fair market value and that the agreement is intended to conform with all applicable federal and state laws.

January 7th, 2005

Nationwide Diagnostic Solutions, Inc. (“NDS”)
24 W Fifth Street, Suite 203
Tempe, AZ 85281

Attn: Jeff & Constance Rebarcak

Dear Jeff & Constance:

Re: Convertibility of Promissory Note

This letter shall confirm our agreement wherein the Promissory Note, in the Amount of $1,500,000, to be delivered to NDS upon the closing of the Limited Liability Company Membership Purchase Agreement, dated January 7th, 2005, can be converted, up to the amount of $750,000, at your discretion, into S.144 restricted Banyan Corporation Stock at the then prevailing market rate, but in any event no less than $0.21 per share. At the time of such conversion, NDS agrees to reduce the amount of the Banyan Guaranty and the Pledge, Security Agreement and Collateral Assignment Agreement, by an equivalent amount.

In order to effect such conversion, please notify our office, via fax, of such exercise, and such request shall be processed as soon as practicable thereafter.

Yours truly,	Acknowledged and Confirmed,
BANYAN CORPORATION	this 7th day of January, 2005

Nationwide Diagnostic
Solutions, Inc.

Michael Gelmon
CEO	Per:____________________________________

________________________________________________________________________
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